EXHIBIT 10.36

CONFIDENTIAL TREATMENT REQUESTED

The asterisked (“*****”) portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Intelsat Americas 8 Amended and Restated Contract

AMENDED AND RESTATED CONTRACT
(NO. LS117A)

between

Intelsat LLC

and

SPACE SYSTEMS/LORAL, INC.

for

Intelsat Americas 8 (formerly Telstar 8)

SATELLITE PROGRAM

AMENDED AND RESTATED CONTRACT
FOR
INTELSAT AMERICAS 8 (formerly Telstar 8) SATELLITE PROGRAM

PREAMBLE

This Amended and Restated Contract is entered into effective upon the Closing (as defined below), by and between Intelsat LLC, a Delaware limited liability company, having an office and place of business at North Tower, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (hereinafter referred to as “Purchaser”) and Space Systems/Loral, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office and place of business at 3825 Fabian Way, Palo Alto, California 94303 (hereinafter referred to as “Contractor”).

WITNESSETH

WHEREAS, Contractor and Loral SpaceCom Corporation (doing business as Loral Skynet) were originally parties to this Contract effective as of June 24, 1998, as amended, to procure one Communications Satellite Delivered In-orbit, with associated Launch Risk Management Insurance, one Dynamic Simulator, one Communications Simulator, a Telemetry Archive and Presentation System (TAPS) and upgrades to existing Satellite Control Facilities (SCF) at Hawley and Three Peaks, access to the Spacecraft Trending, Analysis and Reporting System (STAR) test data distribution system, and certain support and training services; and

WHEREAS, Intelsat, Ltd., a Bermuda corporation, Intelsat (Bermuda), Ltd., a Bermuda corporation (“Buyers”), and Loral Space & Communications Corporation, a Delaware corporation (“Loral Space”), Loral SpaceCom Corporation, a Delaware corporation (“Loral SpaceCom”), and Loral Satellite, Inc., a Delaware corporation (together with Loral Space and Loral SpaceCom, the “Sellers”) have entered into the Asset Purchase Agreement (hereinafter “Asset Purchase Agreement” or “APA”) pursuant to which the Sellers have agreed to sell and the Buyer has agreed to purchase certain assets; and

WHEREAS, in connection with the APA transaction, Loral SpaceCom and Intelsat LLC agree that, upon the Closing (as defined below), Intelsat LLC will become, and assume the rights and obligations of, the purchaser under the Contract for the Telstar 8 Satellite and certain associated deliverables, subject to modifications to such Contract in accordance with Annex H of the APA, and that Intelsat LLC will purchase Orbital Performance Incentives (as defined below) for the Telstar 8 Satellite, without recourse to Contractor for repayment; and

WHEREAS, Contractor is willing to furnish such Satellite, access to the Spacecraft Trending, Analysis and Reporting System (STAR) test data distribution system and certain support and training services as stated herein to Intelsat LLC as Purchaser hereunder, in consideration of the price, and in accordance with the Exhibits and other terms and conditions of this Amended and Restated Contract; and

WHEREAS, Purchaser has decided to change the name of the Telstar 8 Satellite Program to the Intelsat Americas 8 (IA8) Satellite Program, and to change the name of the Satellite to the Intelsat Americas 8 Satellite, and the Parties agree to change the names in all future Contract documentation accordingly.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the meanings assigned to them in this Amended and Restated Contract:

1.1	“Acceptance” with respect to any Deliverable Item other than the Satellite shall be as defined in Article 11 hereof. “Acceptance” with respect to the Satellite shall be as defined in Article 10 hereof.

1.2	“Asset Purchase Agreement” or “APA” shall have the meaning set forth in the Preamble.

1.3	“CIP” shall have the meaning set forth in Article 12.3 hereof.

1.4	“Closing” shall refer to the date of the closing of the purchase and sales transaction provided for in the Asset Purchase Agreement.

1.5	“Contract” means this executed Amended and Restated Contract, its Exhibits and its Attachments, plus any amendments thereto, to which the Parties agree in writing.

1.6	“Contractor” means Space Systems/Loral, Inc.

1.7	“Day or Days”- Unless otherwise stated herein all references made to the word “day” or “days” shall mean “calendar day or calendar days”.

1.8	“Deliverable Data” shall have the meaning set forth in Exhibit A hereto.

1.9	“Deliverable Items” shall have the meaning set forth in Article 3.1 hereof.

1.10	“Delivery” for the Satellite shall be as defined in Article 12.1 hereof.

1.11	“Delivery” for Deliverable Items other than the Satellite shall occur upon Acceptance as confirmed in writing by Purchaser as described in Article 12.2 hereof.

1.12	“Effective Date of Contract” or “EDC” means June 24, 1998.

1.13	“FCC” means the Federal Communications Commission or any successor agency or governmental authority.

1.14	“Firm Fixed Price” shall have the meaning set forth in Article 4.1.

1.15	“Force Majeure” shall have the meaning set forth in Article 17 hereof.

1.16	“Ground Storage” of the Satellite means a condition where the Satellite or its component parts are secured in a controlled environment for preservation on the ground.

1.17	“In-Orbit Testing” or “IOT” means the testing of the Satellite after Launch as more fully described in the Program Test Plan.

1.18	“Intentional Ignition” means the time in the ignition process for the purpose of the Launch when the command signal intended to commence flow of the fuel and/or oxidizer to the first stage engines is sent from the launch control console and is received by the Launch Vehicle.

1.19	“ISPO-PA” means the Purchaser’s program management office.

1.20	“Item” means a unit of the deliverable hardware.

1.21	“Launch” of the Satellite means the Intentional Ignition of the first stage engines of a Zenit 3SL Launch Vehicle that has been integrated with the Satellite followed by Lift-Off or destruction of the Launch Vehicle (where Lift-Off means release of the hold-down constraints following Intentional Ignition).

1.22	“Launch Agency” means the expendable launch vehicle provider responsible for conducting the Launch of the Satellite as defined in the applicable Launch Services Agreement.

1.23	“Launch Risk Management Insurance” shall mean the Launch risk management insurance obtained pursuant to Article 39.1 hereof.

1.24	“Launch Services” means those services, in support of a Launch provided by a Launch Agency.

1.25	“Launch Services Agreement” means the agreement between Contractor and a Launch Agency which provides for Launch of the Satellite.

1.26	“Launch Site” means the location which will be used by a Launch Agency for purposes of launching the Satellite.

1.27	“Launch Support” or “Launch Support Services” means those services provided by Contractor, pursuant to Exhibit A, the Statement of Work hereto, in support of a Launch by a Launch Agency.

1.28	“Launch Vehicle” means an expendable launch vehicle or such other launch vehicle used for the Launch of the Satellite as set forth in Article 2.2.2.

1.29	“Mission Operations Support Services” means the services performed by Contractor including orbit raising of the Satellite and In-Orbit Testing of the Satellite.

1.30	“NPV” means Net Present Value.

1.31	“NSP” means not separately priced.

1.32	“Party” or “Parties” means Purchaser and/or Contractor who are the principals to this Contract.

1.33	“Payment Plan” means, within the context of the Article using the term, the applicable payment plan attached hereto as Attachment A.

1.34	“Performance Specification” means the System Performance Specification attached hereto as Exhibit B.

1.35	“Program Test Plan” means the Satellite program test plan attached hereto as Exhibit D.

1.36	“Purchaser” means Intelsat LLC.

1.37	“Satellite” means the communications Satellite which is manufactured by Contractor and Delivered to Purchaser pursuant to this Contract.

1.38	“Satellite Anomaly” shall have the meaning set forth in Article 6.2 hereof.

1.39	“Satellite Operations Training” shall have the meaning set forth in Exhibit A.

1.40	“Service Life” means the in-orbit useful life of the Satellite.

1.41	“Statement of Work” or “SOW” means the statement of work attached hereto as Exhibit A.

1.42	“Terminated Ignition” shall be as defined in Article 14 hereof.

ARTICLE 2 - SCOPE OF WORK

2.1	Provision of Services and Materials

Contractor shall provide the necessary personnel, material, services, and facilities to: manufacture, integrate, test, and if applicable launch, and deliver to Purchaser one (1) Satellite, one (1) Communications Simulator, one (1) Dynamic Simulator, a Telemetry Archive and Presentation System (TAPS), access to the Spacecraft Trending, Analysis and Reporting System (STAR) test data distribution system and certain support and training services in accordance with the following Exhibits, which are attached hereto and made a part hereof:

2.1.1	Exhibit A, Statement of Work, Revision 1, dated 8 March 2004;

2.1.2	Exhibit B, System Performance Specification, Revision 3, dated 8 January 2004;

2.1.3	Exhibit C, Product Quality Assurance Plan, dated 10 December 1999;

2.1.4	Exhibit D, Spacecraft Test Plan, dated 30 January 2002;

2.1.5	Exhibit E, Communications Simulator Specification, Rev. 2, dated 22 February 2002

2.1.6	Exhibit F, Dynamic Simulator Specification, Rev 1, dated 2 November 2000;

2.1.7	Exhibit G, TAPS, dated 30 March 2000

2.2	Launch Risk Management and Launch Vehicle The Firm Fixed Price specified in Article 4.1 hereof contemplates the Launch of the Satellite on a Sea Launch Launch Vehicle.

2.2.1	Launch Risk Management

This Contract requires that Contractor procure a Launch Risk Management Insurance Policy, in accordance with Article 39 hereof. The Launch Risk Management Insurance Policy is included within the Firm Fixed Price set forth in Article 4.1 hereof.

2.2.2	Change of Launch Vehicle

The price for the Launch Services includes the service of one (1) Sea Launch Launch Vehicle. Any change to this designated Launch Vehicle service shall be mutually agreed to by the Parties. If such change is requested by Contractor, there shall be no impact to Contract terms and conditions, including price and schedule. If Purchaser requests a change in the designated Launch Vehicle service, Purchaser shall be responsible to compensate Contractor for any associated impact to the terms and conditions of this Contract, including the price and schedule.

ARTICLE 3 - DELIVERABLE ITEMS AND DELIVERY SCHEDULE

3.1	Deliverable Items The items to be delivered and the corresponding Delivery schedule under this Contract are as follows (collectively, the “Deliverable Items”):

Item	Description	Delivery Schedule	Location
1.	Satellite	July 1, 2004	Launch Site

2.	Technical Data and Documentation	Per Exhibit A*	ISPO-PA / Washington DC

3.	Ground Storage Option	Per Article 33	Palo Alto

4.	One (1) Communications Simulator	Delivered	Hawley PA

5.	One (1) Dynamic Simulator	Delivered**	Hawley PA

6.	TAPS	Per Exhibit G (Delivered to Loral Skynet Pre-Closing)**	Hawley PA

7.	Data Feed for STAR’S Data	Palo Alto CA

Note:	* Copy of all previously issued Deliverable Data which is not provided by Loral Skynet within 30 days of Closing, to be provided to ISPO-PA within 15 days thereof.

** Previously Delivered to and Accepted by Skynet.

ARTICLE 4 - FIRM FIXED PRICE

4.1	Firm Fixed Price

Upon the full, satisfactory and timely completion and Delivery, as required by this Article and Article 3 of this Contract, entitled Deliverable Items and Delivery Schedule, of the Deliverable Items specified below and Acceptance by Purchaser thereof, all in accordance with the requirements of this Contract, the Contractor shall be entitled to payment by Purchaser of the remaining balance of the firm fixed price (“Firm Fixed Price”) as specified below.

The Firm Fixed Price includes all taxes, duties, transportation, insurance as specified herein and all other such costs and charges associated with the performance of all work. The Contractor shall be responsible for payment of all taxes and duties which may be required under any present or future laws and which become due by reason of performance of the work, and shall comply with all requirements of said laws, including making of payment of any interest or penalties related to or arising from such taxes and duties.

The Firm Fixed Price includes all design, manufacturing, integration, tests, documentation, training, Launch and placement into assigned orbital location, Launch Services, Launch Support Services, Mission Operation Support Services including In-Orbit Testing, cost of shipment and transportation, all as specified herein.

FIRM FIXED PRICE ***** (Includes Launch and Launch Risk Management Insurance Policy)

With respect to the Firm Fixed Price, Contractor acknowledges that, as of Closing, all payments under the Contract have been paid, except for the following which the Purchaser is liable for: (a) the sum of ***** in payment of Contractor’s services related to the provision of Launch Risk Management Insurance on terms as provided in Article 39.1, and Launch Services including the service of the Launch Vehicle. As of the Closing, neither Contractor nor Purchaser has any claim against the other arising out of or related to the Contract or program.

ARTICLE 5 - PAYMENTS

5.1	Payment Plan

Payments by Purchaser to Contractor of the Firm Fixed Price set forth in Article 4 hereof shall be in accordance with the applicable Payment Plan set forth in Attachment A hereto. In the event that

Purchaser exercises any of the options under this Contract, Purchaser shall make payments for such options, unless otherwise specified herein, in accordance with the applicable Payment Plan(s).

5.2	Payment Conditions

5.2.1	Reserved

5.2.2	Program Payments

Payments due to Contractor with respect to Launch Risk Management Insurance and Launch Services shall be made as provided in Article 5.4 below.

5.3	Refunds or Late Payment

In the event of any refund, excluding insurance refunds, or late payment–made pursuant to the terms of this Contract, such refund or late payment shall include, unless otherwise provided, in addition, interest thereon at the annual rate of ***** compounded daily over the applicable period, except that, no interest will accrue for invalid amounts on invoices or disputed amounts on any such invoices during any period of bona fide disputes.

5.4	Invoices

At the Closing, Contractor shall submit invoices to Purchaser for payments that Contractor has made prior to the Closing, less any amount that the Purchaser has made prior to Closing, in connection with the Launch Risk Management Insurance and Launch Services, and Purchaser shall pay such invoices without offset within thirty (30) days of receipt. After the Closing, Purchaser shall pay, in accordance with Attachment A hereto, all amounts due in connection with such Launch Risk Management Insurance and Launch Services, provided however that in the event that Purchaser makes payment directly to the Launch Agency for Launch Services pursuant to a separate agreement, such payment shall be considered or deemed as payments made hereunder. Contractor shall have no liability for the cancellation or postponement or any other penalties that may occur under the Launch Services Agreement or for the cancellation or failure to attach of the Launch Risk Management Insurance due to any failure on the part of Purchaser to pay any amounts in connection with such Launch Risk Management Insurance and Launch Services when due thereunder. The aggregate total of all amounts due in connection with such Launch Risk Management Insurance and Launch Services shall be *****

Payments that may otherwise become due to Contractor shall be effected by Contractor’s submission of an invoice referencing the Contract number to Purchaser not less than thirty (30) days in advance of the payment due date. Invoices (original plus one (1) copy) shall be submitted to Purchaser at the following address:

Intelsat LLC
c/o Intelsat Global Services Corporation
Accounts Payable (Mail Stop 14B)
3400 International Drive, N.W.
Washington D.C. 20008-3098 USA

or to such other address as Purchaser may specify from time to time in writing to Contractor.

5.5	Payment Bank

All payments to Contractor from Purchaser shall be in U.S. currency and shall be made by electronic funds transfer (EFT) to the following account:

*****

or other such accounts as Contractor may specify from time to time in writing to Purchaser.

ARTICLE 6 - PURCHASER FURNISHED ITEMS

6.1	Facilities for In-Orbit Testing

For the purposes of In-Orbit Testing (IOT) of the Satellite, Purchaser shall make available to Contractor reasonable use of designated satellite control facilities, equipment and support personnel and provide reasonable access to the communications uplink facility as described in Exhibit A. Such facilities, equipment, and support personnel are to be suitable for the IOT and available for Contractor’s use seventy-five (75) days prior to Launch, and continuing through completion of IOT. Purchaser and Contractor will conduct an interface meeting approximately ninety days (90) days prior to Launch to confirm the availability and adequacy of facilities and support.

6.2	Satellite Reports

Upon a written request from Contractor, Purchaser shall provide to Contractor within thirty (30) days, no more frequently than semi-annually during the Service Life of the Satellite, an informal letter report that describes the general health and operating status of the Satellite and specifically identifies any defined Satellite Anomalies. For the purpose of this Article 6, a Satellite Anomaly means any in-orbit occurrence that has a material impact on the life, health or performance of the Satellite that was known by Purchaser and was not anticipated in the Satellite Orbital Operation Handbook delivered to Purchaser pursuant to Exhibit A. Any such letter report will not cause a waiver of any of Purchaser’s rights and shall not be warranted to be complete although Purchaser shall use reasonable efforts to make such report complete.

6.2.1	Satellite Anomalies

At Purchaser’s request, Contractor shall investigate any Satellite Anomaly after completion of IOT and in cooperation with Purchaser use its best efforts to correct such Satellite Anomaly, provided, however, Contractor shall have no liability arising from such assistance, except in the event of Contractor’s willful misconduct (in which case Contractor’s liability shall be subject to the limitation set forth in Article 41.1). Purchaser shall provide and/or give access to any data Contractor may require for investigation and/or correction of any Satellite Anomaly. Further, Purchaser shall grant reasonable access to ground stations and the Satellite as Contractor might require for investigation and/or correction of any Satellite Anomaly.

6.3	FCC Authorization

Purchaser shall be responsible, at its cost and expense, for preparing, coordinating and filing all applications, registrations and reports with the Federal Communications Commission (FCC) (or successor agency) to obtain the authority to construct and Launch the Satellite; provided, however, that Contractor shall render technical assistance and provide necessary technical information and documentation at no additional charge for filing to Purchaser, as may be reasonably requested, in connection with such filings.

6.4	Radio Frequency Coordination

Purchaser is responsible for radio frequencies coordination, or the preparation of filings for International Telecommunications Union/International Frequency Registration Board (ITU/IFRB) registration or any other regulatory requirements; provided, however, Contractor shall render assistance and provide necessary technical information and documentation at no additional charge to Purchaser and its designees as may be reasonably requested in connection with their filings with such agencies.

ARTICLE 7 - LAUNCH SERVICES

7.1	Contractor shall provide for the Launch of the Satellite pursuant to the Launch Services Agreement (hereinafter referred to as “LSA”) between Contractor and Sea Launch Limited Partnership, in accordance with the terms and conditions contained therein. Purchaser acknowledges and agrees that the Launch Services, once provided by Sea Launch pursuant to the LSA, completely discharge all of Contractor’s obligations hereunder with respect to the provision of Launch Services, including all Contractor obligations for the establishment of a new Launch date for the Satellite after the Closing Date as set forth herein (with any changes thereto governed by and subject to the terms and conditions of such LSA).

7.2	In addition to Contractor’s obligations of obtaining access for Purchaser’s Representatives in certain Launch Services activities pursuant to Article 8.2, and subject at all times to Article 76 hereof, Contractor shall make reasonable efforts to obtain the full access of Purchaser’s Representatives to all LSA program activities, and shall provide Purchaser with copies of all material technical and contractual correspondence with the Launch Agency. All Purchaser access to Launch Services related activities is to be on an observation only basis, Purchaser’s Representatives shall have no authority to give direction to or otherwise interfere with the Launch Agency and the Purchaser’s Representatives shall at all time be accompanied by a Contractor Representative(s).

*****

*****

7.4	In the event of any termination of the LSA which results in any refund or repayment from the Launch Agency, Contractor shall direct the Launch Agency to make all refund or repayments directly to Purchaser up to all amounts paid directly by Purchaser to the Launch Agency before making the balance of any refund or repayments to Contractor. No later than fifteen (15) days after receiving any refund/repayment amounts from the Launch Agency, Purchaser shall pay such amounts to Contractor pursuant to Article 5.5 hereof, provided that Purchaser may offset against such payment any amount then owed by Contractor to Purchaser under the Contract that is not the subject of a dispute hereunder.

7.5	At any time, by written notice delivered to Contractor, Intelsat has the right to require Contractor to assign all of Contractor’s rights, interests and obligations in and under the LSA as it applies to the Intelsat Americas 8 mission and thereafter, Contractor shall be released from and have no further obligation hereunder to provide or procure Launch Services, and this Contract shall be amended to delete all such Contractor obligations, including deletion of this Article 7 and reduction of the price by the amount of LSA payments remaining to be paid at the time of assignment. In the event of such an assignment, Contractor will continue to provide Launch Support Services for the Intelsat Americas 8 Launch, including providing support to necessary interface activities with the Launch Agency as required to accomplish the Launch of the Intelsat Americas 8 Satellite.

ARTICLE 8 - ACCESS TO WORK IN PROGRESS

8.1	Work in Progress at Contractor’s Plant

For Purchaser’s purpose of observing the quality and progress of Contractor’ s performance of work, a limited number of Purchaser’s personnel and consultants shall be allowed to observe work being performed at the box level and above for the Satellite and other Deliverable Items at Contractor’s plant, subject to applicable export control laws and export license provisions and Contractor security procedures. Such observation shall occur during normal working hours and during other hours that are reasonable under the circumstances. For purposes of scheduling meetings and program reviews between Purchaser’s and Contractor’s personnel, Purchaser shall coordinate with Contractor reasonably in advance of such meetings or program reviews. Contractor shall provide Purchaser’s “On-Site” Representatives reasonable notice of meetings and/or status changes of Non-Conformance Report’s, Material Review Board’s, Failure Reviews, and Quality Assurance Reviews, if any, and Configuration Changes to the extent possible, on the Program and Programs in progress which are the Qualifying Programs for Intelsat Americas 8 hardware.

8.2	Work in Progress at Subcontractors’ Plants

To the extent permitted by Contractor’s major subcontractors (for the purpose of this Article 8, subcontractors supplying services or goods valued in excess of five-million dollars ($5,000,000) in connection with any Satellite), Contractor shall allow Purchaser’s personnel and consultants access to work being performed pursuant to this Contract in subcontractors’ plants for the purpose of observing the quality and progress of subcontractor’s performance of work, subject to the right of Contractor to accompany Purchaser on any visit to a subcontractor’s plant as well as applicable export control laws and export license provisions and subcontractor security procedures. Contractor will use its best efforts in subcontracting to obtain permission for such access to subcontractors’ facilities as described in this Article 8.2. Contractor shall use reasonable efforts to allow the attendance of Purchaser’s Representatives, as informed observers, in the launch services activities of the Intelsat Americas 8 Satellite Program including the following:

•	Mission Planning

•	Interface Definition

•	Pre-Launch Testing

•	Satellite / Launch Vehicle Integration

•	Pre Launch and Launch Activities

8.3	On-Site Facilities for Purchaser’s Personnel

For the purpose of monitoring the progress of this Contract, Contractor shall provide office facilities for ***** Purchaser personnel (or its duly appointed consultants subject to prior approval of Contractor) during the course of this Contract. The office facilities to be provided shall include a reasonable amount of office space, office furniture, office supplies, desk-top computers (with e-mail and internet access capabilities) as required, regular parking facilities, local, long distance and international telephone service, access to copy machines and access to facsimile machines, such parking facilities, copiers and facsimile machines to be in reasonable proximity to the office.

8.4	Reserved

8.5	Interference with Operations

Purchaser shall exercise its rights to access work in progress under this Article 8 so that it does not unreasonably interfere with Contractor’s normal business operations or Contractor’s performance of its obligations under this Contract.

ARTICLE 9 - PRE-SHIPMENT INSPECTION

9.1	Time, Place and Notice of Inspection

With respect to the Satellite, the pre-shipment inspection shall take place at a date and time mutually agreeable to the Parties. With respect to all other Deliverable Items, Contractor shall notify Purchaser in writing at least thirty (30) days prior to the date when the Deliverable Item covered thereby will become ready for inspection, and the schedule for inspection times and locations shall be determined by mutual agreement of the Parties to ascertain whether the Deliverable Item conforms to the applicable Exhibit.

9.2	Pre-Shipment Review

Pre-shipment review results shall be reviewed in accordance with Exhibit A, Paragraph 2.2.3. The purpose is to review the test data, which resulted during acceptance testing and analyses, to determine whether the completed Deliverable Item(s) conform to the standards and requirements of Exhibit B and is ready for shipment to the pre-launch preparation facilities provided by the Launch Agency.

9.3	Pending Waivers

Waivers for deviations from Exhibit B for Deliverable Items shall be submitted to Purchaser for its review and approval promptly as and when they occur. Any waivers still pending at the time of pre-shipment review shall be presented to Purchaser at the commencement of the pre-shipment review. If a waiver is not approved, Contractor shall remedy the deviation promptly, but Purchaser shall not unreasonably withhold its consent to any waiver request. The Parties shall negotiate mutually agreeable consideration for those waivers prior to any approval of a waiver from Purchaser. Shipment of the Satellite is contingent upon all waivers being resolved by the Parties. Exhibit B, Performance Specification, as modified by any waivers approved by Purchaser, shall constitute the performance baseline of the Satellite for purposes of this Contract. Purchaser agrees to accept and not re-open waivers approved by Loral Skynet prior to Closing and which were disclosed to Purchaser prior to Closing.

9.4	Reserved

9.5	Review Results

Upon completion of pre-shipment review, Purchaser shall promptly notify Contractor of the results thereof in writing. In the event Contractor receives a notice of rejection from Purchaser for any Deliverable Items, Contractor shall, if it is directed to do so by Purchaser, correct or repair, at Contractor’s sole cost, the Deliverable Item and submit it for re-review by Purchaser after having corrected and/or repaired all defects.

9.6	Review Equipment and Facilities

Contractor shall assist Purchaser or its agents and make available to Purchaser or its agents such equipment and facilities as Purchaser may require to conduct any pre-shipment review. All expenses in connection with such assistance, as well as transportation to and from the inspection site, any and all losses resulting from any deterioration, wear and tear, and damage in the process of any pre-shipment review, and any other expenses and losses incurred due to implementation of such pre-shipment review shall be borne by Contractor, except to the extent such expenses and losses are incurred due solely to any willful or negligent act by Purchaser. All expenses that may be required for Purchaser to dispatch its personnel for pre-shipment review, including travel and living expenses, shall be borne by Purchaser.

9.7	Warranty Obligations

In no event shall Contractor be released from any of its warranty obligations as set forth in Article 15 hereof as a result of any Deliverable Item having successfully passed the pre-shipment inspection set forth in this Article 9.

9.8	Repaired or Replaced Items

The provisions of this Article 9 shall apply to repaired or replaced Deliverable Items.

ARTICLE 10 - SATELLITE ACCEPTANCE

10.1	Satellite Launch and Acceptance

Following the successful completion, and approval by the Purchaser, of the Satellite Launch Readiness Review in accordance with Exhibit A, Contractor shall proceed with the Launch of the Satellite. Thirty (30) days prior to Launch of the Satellite, Contractor shall notify Purchaser of the IOT schedule. Purchaser may observe the IOT at Contractor’s site. Except as provided in Article 14 hereunder, the Satellite shall be deemed irrevocably accepted by Purchaser upon Intentional Ignition of the Launch Vehicle for the Launch thereof (“Acceptance” for the Satellite).

10.2	IOT Results

When IOT has been completed, Contractor shall submit to Purchaser the IOT results.

ARTICLE 11 - ACCEPTANCE INSPECTION FOR DELIVERABLE ITEMS OTHER THAN SATELLITES

11.1	Inspection

With respect to all Deliverable Items other than the Satellite (to the extent not previously Delivered and Accepted as of Closing), Purchaser, within thirty (30) days after delivery of a Deliverable Item to Purchaser’s facility but no earlier than thirty (30) days after Delivery of the Satellite, shall perform acceptance inspection in accordance with the procedures described in Exhibit A, Paragraph 2.2.7. The purpose of the acceptance inspection is to determine whether the completed and delivered Deliverable Item(s) meets the requirements of Exhibit B.

11.2	Pending Waivers

Waivers for deviation of Deliverable Items (other than the Satellite) from Exhibit B shall be submitted to Purchaser promptly as and when they occur. Any waivers still pending at the time of acceptance inspection shall be presented to Purchaser at commencement of the acceptance inspection. Purchaser shall not be required to approve any waivers. If a waiver is not approved, Contractor shall remedy the deviation promptly, but Purchaser shall not unreasonably withhold its consent to any waiver request. The Parties shall negotiate mutually agreeable consideration for those waivers prior to any approval of a waiver from Purchaser. Acceptance of any Deliverable Items (other than the Satellite) is contingent upon all waivers being approved by Purchaser. Purchaser agrees to accept and not re-open waivers approved by Loral Skynet prior to Closing and which were disclosed to Purchaser prior to Closing.

11.3	Reserved

11.4	Acceptance Inspection Results

Upon completion of acceptance inspection, Purchaser shall within a reasonable time period notify Contractor of the results thereof in writing. In the event Contractor receives a notice of rejection from Purchaser for any Deliverable Items (other than the Satellite), Contractor shall, if it is directed to do so by Purchaser in writing, correct or repair at Contractor’s sole cost the Deliverable item and submit it for reinspection by Purchaser after having corrected and/or repaired all defects.

11.5	Acceptance Inspection; Equipment and Facilities

Contractor shall assist Purchaser and make available such equipment and facilities as Purchaser may require to conduct any acceptance inspections. All expenses in connection with such assistance, as well as any and all losses resulting from any deterioration, wear and tear, and damage in the process of any acceptance inspection, and any other expenses and losses incurred due to implementation of such acceptance inspections shall be borne by Contractor, except to the extent such expenses and losses are incurred due solely to any willful or negligent act by Purchaser. All expenses that may be required for Purchaser to dispatch its personnel for acceptance inspections, including travel and living expenses, shall be borne by Purchaser.

11.6	Warranty Obligations

In no event shall Contractor be released from any of its warranty obligations as set forth in Article 15 hereof as a result of any Deliverable Item having successfully passed the acceptance inspection set forth in this Article 11.

ARTICLE 12 - SHIPMENT, DELIVERY, TITLE RISK OF LOSS AND CIP

12.1	Satellites

Risk of loss and title to the Satellite shall pass from Contractor to Purchaser upon Delivery. Delivery shall occur upon Acceptance pursuant to Article 10 hereof, and Contractor shall provide a Certificate of Spacecraft Final Acceptance and Delivery in form and substance as set forth in Attachment B hereto, including a warranty of good and marketable title to the Satellite, free and clear of any third party claims, security interests, liens and encumbrances. After Intentional Ignition of the Launch Vehicle, for the Launch of the Satellite, Purchaser’s sole remedies related to loss, damage or degraded performance of the Satellite shall be as set forth in Articles 6.2.1, 14,15 and 75 hereof and as may be paid under the Launch Risk Management Insurance policy (subject to Contractor’s obligation to provide reasonable support to Purchaser in connection with filing claims thereunder).

12.2	Deliverable Items Other than Satellites

Risk of loss and title to all Deliverable Items (not including Technical Data and Documentation for which Purchaser obtains data rights pursuant to Article 36 hereof) other than the Satellite (except for Deliverable Items Delivered to Loral Skynet prior to Closing) shall pass from Contractor to Purchaser upon Acceptance as confirmed in writing by Purchaser pursuant to Article 11.4. Delivery of all Deliverable Items other than the Satellite shall occur upon Acceptance and Contractor shall provide to Purchaser a Certificate (with appropriate modifications) as set forth in Attachment B hereto, including a warranty of good and marketable title to such Deliverable Item(s), free and clear of any third party claims, security interests, liens and encumbrances.

12.3	Carriage and Insurance Paid

The Carriage and Insurance Paid (“CIP”) for all deliverable hardware items, excluding the Satellite, specified in Article 3.1 hereof shall be at the location where title passes. Title shall pass FOB Purchaser’s facility. All Deliverable Data and documentation specified in Article 3.1 hereof and in Annex 1 of Exhibit A shall be delivered CIP to Purchaser’s designated delivery sites.

12.4	Transfer to Third Parties

Purchaser may direct Contractor to transfer title of any Deliverable Item directly to a third party designated by Purchaser (if applicable, such transfer shall be subject to U.S. export laws); provided, however, that Purchaser shall arrange for the third party designee to execute a confidentiality agreement directly with Contractor complying with the conditions of Article 35 hereof. In no event shall such a designation release Purchaser from its obligations hereunder (unless otherwise provided in Article 41.2 hereof).

ARTICLE 13 - RESERVED

ARTICLE 14 - TERMINATED IGNITION

14.1	In the event that the Launch process is terminated on or after Intentional Ignition and before Launch (“Terminated Ignition”), the Parties shall proceed as follows:

(i)	If the Satellite is not a Total Loss or Constructive Total Loss (as defined in the Launch Risk Management Insurance policy), then, upon the Launch Agency’s official declaration that the Launch pad is safe, Contractor shall coordinate with the Launch Agency to secure and protect the Satellite and prepare for the next scheduled Launch date by: (1) supporting the Launch Agency in demating the Satellite from the Launch Vehicle and conducting defueling operations, (2) performing initial inspection and testing, (3) recommending to Purchaser a plan for returning the Satellite to a flightworthy condition, if appropriate, and (4) providing Launch Support Services for the next scheduled Launch date. Contractor shall also work with the Launch Agency and Purchaser to establish a new Launch date.

(ii)	Purchaser shall provide direction to Contractor to undertake any action regarding the return of the Satellite to a flightworthy condition, and shall be responsible for any and all costs incurred by Contractor associated therewith, including the transportation and storage of the Satellite, repair or replacement of Satellite component(s) as required due to the Terminated Ignition, and all such other associated Contractor efforts to return the Satellite to a flightworthy condition. In addition to the foregoing, Purchaser shall be responsible for any other loss, damage or costs (including the costs associated with the Contractor performing the tasks identified in paragraph (i) above) for which the Launch Risk Management Insurance policy (or any other applicable insurance policy of Purchaser) provides coverage. Contractor shall be responsible for its costs of performing the tasks identified in paragraph (i) above other than those for which Purchaser is responsible as described in the immediately preceding sentences.

(iii)	In the event of a Terminated Ignition, title to and risk of loss for the Satellite shall revert to Contractor upon re-attachment of risk for the Satellite under Contractor’s pre-launch insurance policy, and Acceptance upon Intentional Ignition shall be deemed revoked upon such re-attachment of risk. If the Satellite is returned to Contractor’s satellite manufacturing facilities in Palo Alto, CA, and while the Satellite is at such Contractor facilities, Contractor shall include the Satellite under its standard insurance policies (the cost of which, including the re-attachment of risk under the Contractor’s original pre-launch insurance policy, shall be borne by the Purchaser and which shall be billed on a pass-thru basis by Contractor without any additional Contractor mark-up) applicable from the subsequent shipment of the Satellite from Contractor’s facilities to the next Intentional Ignition.

(iv)	If, from re-attachment of risk up to the next Intentional Ignition, the Satellite is damaged or otherwise requires corrective actions due to causes unrelated to the Terminated Ignition, Contractor shall perform the necessary corrective actions. Purchaser shall pay all costs incurred by Contractor in performing and validating such unrelated Terminated Ignition corrective actions that (i) are not caused by the fault or negligence of the Contractor; and (ii) are not reimbursed through Contractor’s insurance policies.

(v)	Purchaser shall not be entitled to terminate the Contract for default, or charge Contractor other costs or penalties as a result of any delays or other default arising from a Terminated Ignition. Except as Purchaser may direct under the “Changes” clause, in no event shall Contractor be responsible for providing more than one (1) Launch Service for the Satellite as provided in the LSA (i.e. Contractor shall have no duty to provide a reflight or replacement launch), or for any increase in the cost/price of the Launch Services Agreement as a result of the Terminated Ignition or for any additional premiums under the Launch Risk Management Insurance policy (or any successor policy) that may be required after Intentional Ignition for the initial scheduled Launch.

ARTICLE 15 -WARRANTY

15.1	Terms and Period of Warranty

Contractor warrants that the Satellite Delivered by Contractor under this Contract shall be free from any defects in material or workmanship and shall perform in accordance with Exhibit B (as the Performance Specification may have been modified pursuant to Article 9.3 hereof), in every respect, up to Launch, at Launch and after Launch for a period of one (1) year after Launch. Purchaser’s sole remedies for breach of said warranties shall be as set forth in this Article 15 and, as to any Satellite prior to Intentional Ignition of the Launch Vehicle, Article 23 if applicable. Contractor warrants that the Deliverable Items other than the Satellite shall perform in accordance with the Performance Specification and other requirements of this Contract, and will be free from defects in materials and workmanship for a period of two (2) years after the date of Acceptance. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING A WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SHALL APPLY TO THE SATELLITE OR OTHER DELIVERABLE ITEM(S) PROVIDED HEREUNDER. CONTRACTOR MAKES NO WARRANTY WITH RESPECT TO THE LAUNCH VEHICLE.

15.2	Repair or Replacement.

15.2.1	Deliverable Items

With respect to Deliverable Items (including the Satellite, but subject to Article 14, only prior to Intentional Ignition of the Launch Vehicle for the Launch thereof), during the warranty period specified in 15.1 above, any defect discovered by Purchaser or Contractor shall be remedied by Contractor at Contractor’s expense by repair or replacement of the defective component at Contractor’s election. For the Satellite after Intentional Ignition (of the Launch Vehicle, subject to Article 14, Purchaser’s sole warranty remedy shall be as set forth in Article 6.2.1. Contractor shall determine if repair or replacement is required to be performed at Contractor’s plant. Purchaser shall ship to Contractor’s designated facility any defective Deliverable Items (other than the Satellite) requiring repair and replacement. Contractor shall be responsible for the cost of shipment (including any taxes, duties) for defective Deliverable Items (other than the Satellite) shipped to Contractor, and the cost of shipment for return of repaired or replacement equipment shipped to Purchaser. Title and risk of loss for defective Deliverable Items (other than the Satellite) shall transfer to Contractor upon delivery of such Deliverable Items to the shipping carrier by Purchaser, and title and risk of loss shall transfer back to Purchaser for returned repaired or replacement Deliverable Items upon receipt of such Deliverable Items by Purchaser. The warranty period for repaired or replaced Deliverable Items other than the Satellite shall be 180 days or the balance of the original warranty, whichever is greater, from the date that Purchaser accepts the repaired or replaced Deliverable Item(s). Contractor shall not repair or replace any Deliverable Item(s) without Purchaser’s written approval.

15.2.2	Warranty Exclusions

With respect to Deliverable Items, if the defect is not covered by the warranty, Contractor shall provide Purchaser with a cost estimate prior to beginning work and, Purchaser shall pay Contractor the cost of repairs or replacement not to exceed Contractor’s then current or most recent selling price to its best customers, and the transportation charges. Such repair cost shall be invoiced to Purchaser pursuant to the provisions of Article 5.2 hereof. The warranty under this Article 15 shall not apply if adjustment, repair, or parts replacement is required because of Purchaser’s sole negligence, misuse, failure to maintain the environmental control prescribed in operations and maintenance manuals, repair or alterations by other than Contractor, or causes other than ordinary use. Further, the warranty is contingent upon Contractor being given access, if required, to delivered equipment at Purchaser’s facility in order to effect any repair and/or replacement.

ARTICLE 16 - EFFECTIVITY

This Amended and Restated Contract shall become effective as of the date of the Closing.

ARTICLE 17 - FORCE MAJEURE

17.1	Definition and Consequences

Contractor shall not be responsible for late delivery, delay of the final completion date or non-performance of its contractual obligations due to Force Majeure, except that there shall be no such relief to the extent insurance is provided hereunder to the extent of such insurance. Force Majeure shall include any event beyond the reasonable control of Contractor and its subcontractors and shall include, but not be limited to, (1) acts of god; (2) acts of a public enemy; (3) acts of the Government in its sovereign capacity; (4) war and warlike events; (5) catastrophic weather conditions such as hurricanes, tornadoes, or typhoons; (6) fire, earthquakes, floods, epidemics, quarantine restrictions, other industrial disputes, sabotage, riot, embargoes; and (7) other unforeseen and extraordinary events, which in every case, (causes (1) through (7)), are beyond the reasonable control and without fault or negligence of Contractor or its suppliers and subcontractors. For the purpose of this Article, delays in Delivery of the Satellite due to Launch delays caused solely or substantially by the Launch Agency shall be deemed Force Majeure events.

If the Force Majeure event cannot be cured within a reasonable time, ***** Purchaser shall have the option of terminating the Contract and receiving a refund of all payments plus interest compounded daily up to the point of payment Notwithstanding the foregoing, Purchaser may not terminate the Contract, if within 30 calendar days of the Force Majeure event, Contractor presents a detailed written plan to Purchaser that clearly demonstrates it can recover from the event and deliver the Satellite on the contracted delivery date or within a time frame Purchaser deems reasonably acceptable following such date. If Purchaser has foregone the immediate right to terminate, Purchaser may exercise such right if it reasonably appears that Contractor will not be able to deliver the Satellite as set forth in such plan, or Purchaser may elect not to terminate in which event Contractor shall be liable for liquidated damages, if any, as set forth in Article 22 hereof. Accrual of such liquidated damages shall commence on the date scheduled for delivery of the Satellite set forth in such plan.

Upon termination, the rights, obligations and liabilities of all Parties with respect to terminated performance hereunder, shall thereupon terminate, except as specified in Article 41.12 (Survival).

17.2	Notification

If the performance of this Contract is prevented, restricted or interfered with by reason of Force Majeure, Contractor shall give prompt written notice to Purchaser of the onset, and again at the termination of a Force Majeure event.

ARTICLE 18 - PURCHASER DELAY OF WORK

If the performance of all or any part of the work required by this Contract is delayed or interrupted by Purchaser’s failure to perform its contractual obligations within the time specified in this Contract or within a reasonable time if no time is specified, or an act by Purchaser in the administration of this Contract that unreasonably interferes with Contractor’s performance of its obligations under this Contract, and such delay, interruption or failure is the sole cause of Contractor’s inability to meet the applicable scheduled delivery date set forth in Article 3 hereof, Contractor shall be entitled to an extension of the delivery schedule, and the commencement of Contractor’s liability for damages for delay as set forth in Article 22 hereof will be delayed day for day, and Purchaser shall in addition be subject to an additional charge per whole month of delay equal to the Contractor’s direct, actual and reasonable costs for labor, overhead and G&A and to the extent Contractor pays its subcontractors for such delay subcontractors direct, actual and, reasonable costs for labor, such costs for labor, documented to Purchaser’s reasonable satisfaction based on commercial terms.

ARTICLE 19 - PATENT INDEMNITY

19.1	Indemnification

Contractor, at its own expense, shall defend, indemnify, and hold harmless Purchaser, and its respective officers and directors, or any of them, from and against any third party claim or suit based on an allegation that the manufacture of any Deliverable Item or the normal intended use or the lease or sale of, any Deliverable Item infringes third party letters patent, copyright, mask work, trademark, service mark, trade name or other intellectual property rights (collectively, “Intellectual Property Claim(s)”) and shall pay any royalties and other liabilities adjudicated to be owing to the claimant (or, in Contractor’s discretion, provided in settlement of the matter) as well as all other of Purchaser’s direct losses, damages, liabilities or expenses arising from any Intellectual Property Claim, including costs incurred in defending (including court costs and reasonable attorneys fees) such Intellectual Property Claim; provided that Purchaser promptly notifies Contractor in writing of any such Intellectual Property Claim and gives Contractor authority and such assistance and information requested by Contractor as is available to Purchaser for the defense of such Intellectual Property Claim.

19.2	Infringing Equipment

If the manufacture of any Deliverable Item or the normal intended use or the lease or sale of any Deliverable Item under this Contract is enjoined as a result of an Intellectual Property Claim or is otherwise prohibited, Contractor may (i) resolve the matter so that the injunction or prohibition no longer pertains, (ii) procure for Purchaser the right to use the infringing item or (iii) modify the infringing item so that it becomes non-infringing while remaining in compliance with Exhibit B, as amended per Article 9.3, in all respects. If Contractor is unable to accomplish (i), (ii) or (iii) as stated above, Purchaser shall have right to terminate this Contract, return the Deliverable Item to Contractor (in space, with respect to the in-orbit Satellite), and receive a refund of the price of such

Deliverable Item (less a reasonable allowance for depreciation) without loss of any further relief to which it may be entitled under the first paragraph of this Article 19.

19.3	Combinations and Modifications

Contractor shall have no liability under this Article 19 for any Intellectual Property Claim arising solely from (i) use of Deliverable Items in combination with other items, unless Contractor sold them as a combination or (ii) modifications of Deliverable Items after Delivery, unless expressly permitted by the specifications or Contractor made or specifically recommended the modification. Unless otherwise stated herein, the remedies set forth herein shall be Purchaser’s sole and exclusive remedies for or related to an Intellectual Property Claim.

ARTICLE 20 - INDEMNITY

20.1	Contractor Indemnity

All persons furnished by Contractor shall be considered solely Contractor employees or agents, and Contractor shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Except to the extent due to Purchaser’s negligent acts or omissions, Contractor agrees to indemnify and save harmless Purchaser, its affiliates, and its customers and their officers, directors, employees, successors, and assigns (all hereinafter referred to in this clause as “Purchaser”) from and against any losses, damages, claims, demands, suits, liabilities, and expenses (including reasonable attorneys’ fees) that arise out of or result from: (1) injuries or death to persons or damage to property, (excluding the Satellite), including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of this Contract by Contractor or persons furnished by Contractor, (2) assertions under Workers’ Compensation or similar acts made by persons furnished by Contractor or by any subcontractor, or by reason of any injuries to such persons for which Purchaser would be responsible under Workers’ Compensation or similar acts if the persons were employed by Purchaser, (3) any failure on the part of Contractor to satisfy all claims for labor, equipment, materials, and other similar obligations relating directly or indirectly to the performance of this Contract; or (4) any failure by Contractor to perform Contractor obligations under this Article or Article 39.2 or 39.3. Contractor agrees to defend Purchaser, at Purchaser’s request, against any such claim, demand, or suit. Purchaser agrees to notify Contractor within a reasonable time of any written claims or demands against Purchaser for which Contractor is responsible under this Article.

20.2	Purchaser Indemnity

All persons furnished by Purchaser shall be considered solely Purchaser employees or agents, and Purchaser shall be responsible for payment of all unemployment, social security and other payroll taxes, including contributions when required by law. Except to the extent due to Contractor’s negligent acts or omissions, Purchaser agrees to indemnify and save harmless Contractor, its affiliates, and its customers and their officers, directors, employees, successors, and assigns (all hereinafter referred to in this clause as “Contractor”) from and against any losses, damages, claims, demands, suits, liabilities, and expenses (including reasonable attorneys’ fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or occasioned by, caused or alleged to have been caused by or on account of the performance of this Contract by Purchaser or persons furnished by Purchaser, (2) assertions under Workers’

Compensation or similar acts made by persons furnished by Purchaser or by any subcontractor, or by reason of any injuries to such persons for which Contractor would be responsible under Workers’ Compensation or similar acts if the persons were employed by Contractor, (3) any failure on the part of Purchaser to satisfy all claims for labor, equipment, materials, and other similar obligations relating directly or indirectly to the performance of this Contract; or (4) any failure by Purchaser to perform Purchaser obligations under this Article. Purchaser agrees to defend Contractor, at Contractor’s request, against any such claim, demand, or suit. Contractor agrees to notify Purchaser within a reasonable time of any written claims or demands against Contractor for which Purchaser is responsible under this Article.

ARTICLE 21 - TERMINATION FOR CONVENIENCE

21.1	Purchaser’s Right to Terminate

The performance of work under this Contract may be terminated by Purchaser, in whole or in part, whenever Purchaser shall determine that termination is in its best interests. The termination shall be effective upon delivery to the Contractor of a notice of termination specifying the extent to which the performance of work under this Contract is terminated, and the date upon which the termination is effective. Purchaser shall have no right to terminate this Contract with respect to a Satellite after Launch.

21.2	Required Contractor Actions

Upon receipt of a notice of termination, and except as otherwise directed by Purchaser, the Contractor shall: (1) stop work under this Contract on the date and to the extent specified in the notice of termination; (2) take such action as may be necessary for the protection and preservation of Purchaser’s property; (3) take no further action which will increase the Contractor’s costs or the price payable by Purchaser under the terminated portion of this Contract; and (4) complete performance of any part of the work that has not been terminated by the notice of termination.

21.3	Termination Claim

Within ninety (90) calendar days after receipt of a notice of termination, unless otherwise mutually agreed upon, the Contractor shall submit to Purchaser the Contractor’s termination claim. If the Contractor fails to submit a termination claim within the time allowed, Purchaser may determine the amount due, if any, to the Contractor by reason of the termination and Purchaser’s determination shall be final.

21.4	Amounts Due The amount due the Contractor by reasons of the termination under this Article shall be determined as follows:

21.4.1	Contractor shall retain all amounts paid and received hereunder prior to the effective date of termination; plus

21.4.2.	Any amounts due and unpaid in connection with the Launch Risk Management Insurance and Launch Services, the payment for which Purchaser is liable pursuant to Article 5.4 hereof and any additional termination fees charged by the Launch Agency for termination of the Launch Services Agreement.

21.5	Reductions

In arriving at the amount due the Contractor under this Article, the following shall be deducted from the Contractor’s claim:

21.5.1	Any claim that Purchaser may have against the Contractor in connection with this Contract.

21.5.2	The agreed price for, or the proceeds of the sale or salvage of, any Deliverable Items or associated materials returned to the Contractor by Purchaser.

21.5.3	Amount representing the Contractor’s cost of segregable items of inventory not desired by Purchaser which are usable in the Contractor’s other operations.

21.6	Launch Agency Settlements

The Contractor agrees to advise Purchaser of all proposed settlements with the Launch Agency in the event of termination, and the Contractor further agrees not to enter into any binding settlement until Purchaser has approved the proposed settlement, or ninety (90) calendar days have elapsed from the date when such advice was furnished to Purchaser’s Contractual Representative.

21.7	Audit Rights

Upon any such termination, Purchaser shall have the right to examine, photocopy and audit, at all reasonable times, all books, records, documents, paper and other evidence as may, under recognized accounting practices, contain information bearing upon the cost of the work already completed and in process of completion at the time of the Contractor’s receipt of the notice of termination.

21.8.	Final Settlement

Notwithstanding the preceding provisions of this Article, the amount due the Contractor accruing from and after the date of Closing, as determined herein shall not exceed the sum of ***** in payment for Contractor services related to the provision of Launch Risk Management Insurance and Launch Services, as set forth in this Contract. Unless expressly reserved, payment to the Contractor of the amount determined herein shall be in full settlement of any and all claims of the Contractor under this Contract of every description, including profit.

21.9	Title Transfer

Contractor shall transfer title at Contractor’s or subcontractor’s plant to Purchaser for all Deliverable Items included in Article 21.1-21.8, and all other partially completed or incomplete Deliverable Items for which Contractor is entitled to payment under Articles 21.1-21.8 at the time of the termination settlement. Notwithstanding the above, Purchaser may direct Contractor to dispose of the residual property as a result of a termination under Articles 21.1-21.8 for the purpose of best efforts basis, attempt to sell the residual property and provide a refund to Purchaser or an offset against Contractor’s termination claim, less any reasonable selling expenses.

ARTICLE 22 - DELIVERY DAMAGES

22.1	Notwithstanding anything to the contrary in Article 23 hereof, for the Satellite ordered hereunder which is not delivered pursuant to the Delivery Schedule (DS) specified in Article 3, unless the Satellite is put into Ground Storage at Purchaser’s request in accordance with Article 33, and excluding delays due to Terminated Ignition, applicable Force Majeure events or because of an act or omission solely or substantially caused by Purchaser, then Contractor shall pay liquidated damages to Purchaser commencing on the ***** calendar day of delay for the Satellite ***** according to the following schedules;

	No. of		Per
Period	Days	Daily	Period	Cumulative
*****	*****	*****	*****	*****

Contractor’s liquidated damages for delay are capped at ***** for the Satellite. Furthermore, after day ***** of the delay (but not prior to such day *****) for the Satellite, Purchaser has the option of terminating Contract for default, or continuing with no ability to get further damages for delay. Notwithstanding the foregoing, Purchaser cannot terminate the Contract for failure to deliver the Satellite pursuant to the Delivery schedule specified in Article 3 hereof, or otherwise with respect to a Satellite, following Intentional Ignition of the Launch Vehicle for such Satellite. Liquidated damages will be paid to Purchaser every thirty (30) days.

ARTICLE 23 - DEFAULT

23.1	Failure to Perform by Contractor

If Contractor (i) fails to deliver the Deliverable Items or perform the work under this Contract within the time frames specified herein (or any extension thereof approved in writing by Purchaser), subject to the limitation on Purchaser’s right to terminate set forth in Article 22 above, or (ii) fails to prosecute the work hereunder thereby endangering performance of this Contract, or (iii) fails to perform any of the other material provisions of this Contract, and in each case does not cure such failure within thirty (30) days (or such longer period as authorized in writing by Purchaser) after receipt from Purchaser of written notice of such failure, Purchaser may terminate this Contract in whole or in part by written notice of default.

23.2	Termination Liability In the event of any termination pursuant to Article 23.1 Contractor shall be liable as follows:

a)	In the event that Purchaser covers its damages hereunder by reprocuring Deliverable Items including the Satellite for either in-orbit or ground delivery, from an alternate supplier, Contractor’s liability shall be limited to Purchaser’s proven damages equal to cost of cover in an arms length transaction with substantially similar requirements and terms within a reasonable time frame following such termination and at reasonable then applicable market prices; or

b)	In the event Purchaser chooses, at its sole option, not to cover its damages as provided in Article 23.2(a), then Contractor shall refund to Purchaser, as its sole liability, the Firm Fixed Price, less any amounts not yet paid by Purchaser for the Deliverable Items that are the subject of the termination.

Furthermore, and notwithstanding anything herein to the contrary, Contractor’s liability set forth in this Article 23 shall be cumulative with, and not instead of, any other damages, however designated, expressly provided for elsewhere in this Contract.

23.3	Invalid Default Termination

If, after termination, it is finally determined by arbitration pursuant to Article 25 hereof that Contractor was not in default, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the termination had occurred under Article 21, Termination for Convenience.

ARTICLE 24 - RESERVED

ARTICLE 25 -ARBITRATION

Any disputes which may arise between the Parties with respect to performance of obligations or interpretation of this Contract, which cannot be settled by negotiation between the Parties themselves within a period of ninety (90) days, shall be submitted for settlement by arbitration to the American Arbitration Association (“AAA”) in New York, New York, in accordance with the rules of conciliation and arbitration of the AAA using three arbitrators, whose decision shall be final and binding on the Parties, and the judgment may be enforced in any court having jurisdiction . In resolving any dispute, the arbitrators shall apply the laws of the State of New York, New York without reference to its conflict of laws rules, with respect to all matters, including the interpretation of the terms and conditions of this Contract. Proceedings and documents provided and generated in connection therewith shall be in the English language.

The cost of arbitration, including fees and expenses of the arbitrators, will be shared equally by the Parties, unless the arbitral award otherwise provides. Each Party shall bear the cost of preparing and presenting its own case.

ARTICLE 26 - INTER-PARTY WAIVER OF THIRD PARTY LIABILITY

Purchaser, on behalf of itself and its officers, employees, affiliates, agents, insurers, owners and customers, agrees to accept the inter-party waiver and related indemnity provisions required by the applicable Launch Services Agreement for a Launch modified so as to apply to Purchaser and Launch

Services provider. Copies of these provisions will be furnished to Purchaser for review upon Purchaser’s request. Contractor likewise, on behalf of itself and its officers, employees, affiliates, agents, insurers, owners and customers, agrees to accept the inter-party waiver and related indemnity provisions required by the applicable Launch Services Agreement for a Launch modified so as to apply to Contractor and Launch Services provider. In no event shall such inter-party waiver and related indemnity provisions have any affect on the rights, obligations and liabilities of and between Purchaser and Contractor under this Contract:

ARTICLE 27 - CORRECTIVE MEASURES IN UNLAUNCHED SATELLITES

If the data available from a launched or unlaunched satellite including those of other customers of Contractor or any Satellite test shows that Satellite performance departs from that specified in Exhibit B, as may be modified pursuant to Article 9.3, Contractor shall, at its sole cost, take appropriate corrective measures in the Satellite prior to Intentional Ignition, subject to Article 14 hereunder, so as to eliminate there from the deficiencies noted in the launched or unlaunched satellite or any Satellite test. Contractor will promptly notify Purchaser of such data. The Contract delivery schedule will be extended as reasonably required to accommodate any required corrective measures.

Notwithstanding the foregoing, payment by Contractor of delivery damages, under Article 22 herein, will not be affected by any such delay.

ARTICLE 28 - RESERVED

ARTICLE 29 - RESERVED

ARTICLE 30 - COMMUNICATIONS SIMULATOR WARRANTY

In connection with the Communications Simulator described in Exhibit E and after completion of Contractor’s warranty obligations pursuant to Article 15 hereof, Contractor shall repair the Communications Simulator for a period up to fifteen (15) years at cost. Such repair costs will be invoiced to Purchaser for payment pursuant to the provisions of Article 5.2 hereof. Subsequent to the two (2) year warranty period, Purchaser shall pay the transportation costs for return of the Communications Simulator to Contractor as well as its return to Purchaser after repair.

ARTICLE 31 - RESERVED

ARTICLE 32 - RESERVED

ARTICLE 33 - GROUND STORAGE OPTION

33.1	Notification.

Prior to the shipment of the Satellite to the Sea Launch Launch processing facility, Purchaser, at its option to be exercised no later than three (3) months prior to the projected shipment date of a Satellite, may direct Contractor to store the Satellite for a period of up to eighteen (18) months.

33.2	Storage Location.

Ground Storage shall be performed at a Contractor controlled facility and shall be conducted in accordance with the Satellite Storage Plan delivered to Purchaser pursuant to Annex 1 of Exhibit A.

33.3	Storage Prices

Subject to the note below, the Firm Fixed Price for ground storage of the Satellite shall be ***** per month storage cost while the Satellite is in Ground Storage PLUS ***** for the Satellite verification tests, as described in the SOW 2.3.14, to be conducted upon removal of the Satellite from Ground Storage. For less than one month periods, Ground Storage shall be calculated on a pro rata basis using a thirty (30) day month as a basis for such calculations. In addition, Purchaser shall pay directly or reimburse Contractor for any additional costs, plus a ***** , including, but not limited to, additional Satellite tests to be conducted upon removal of the Satellite from Ground Storage, which Contractor would not have incurred if Purchaser had not elected Ground Storage of the Satellite (e.g. taxes, tariffs, duties, transportation, insurance, and Launch related expenses). All remaining milestone payments through shipment, in accordance with the Milestone Payment Schedule, due Contractor at the time of Storage Option exercise shall be paid by Purchaser.

*****

33.4	Payments.

If the Ground Storage option is exercised, the payment schedule shall be as follows: the first monthly payment for Ground Storage costs shall be due thirty (30) days after the date the Satellite is stored and shall continue monthly until Purchaser directs Contractor to remove the Satellite from Ground Storage, conduct the verification tests, and ship the Satellite to the Launch Site. Payment for the verification testing shall be due thirty (30) days after Purchaser’s receipt of Contractor’s invoice for such testing. Payments under this Article 33 shall be made by wire transfer as set forth in Article 5 hereof.

33.5	Title and Risk of Loss.

Title and risk of loss to the Satellite delivered for Ground Storage shall remain with Contractor at the storage site and notwithstanding the provisions of Article 15 hereof, Contractor shall assume full responsibility for any loss or damage to the Satellite during Ground Storage.

33.6	Notification of Intention to Launch a Previously Stored Satellite.

Purchaser shall notify Contractor in writing that the Satellite in Ground Storage should be removed from Ground Storage. Within six (6) months of such notification by Purchase to remove a completed Satellite from Ground Storage, Contractor shall have the Satellite ready for shipment. Upon such notification, Contractor thereupon will use best efforts to schedule a Launch at a time requested by Purchaser, subject to Purchaser’s obligation to pay Contractor its additional costs

***** arising from delay or cancellation of the scheduled Launch and for making arrangements for another Launch at a later date. Evidence of such additional costs will be provided to Purchaser by Contractor.

33.7	Storage Period.

If the Satellite is stored for more than eighteen (18) months, Contractor shall have no further responsibility for the Satellite (except as provided in Section 33 hereof) and Purchaser shall provide Contractor with directions for delivery and disposition of the Satellite.

33.8	Stored Satellite Refurbishment.

For the Satellite stored for ***** Purchaser may notify Contractor of its desire to have the Satellite refurbished or to continue ground storage at the cost specified above in paragraph 33.3. Within sixty (60) days after receipt of Purchaser’s notice electing refurbishment or continued ground storage, Contractor shall provide Purchaser with (i) a plan for refurbishment and a retest plan to recertify the Satellite as launch worthy or (ii) a plan for continued ground storage, in either case together with reasonably necessary adjustments to the applicable provisions of this Contract.

33.9	Terms and Conditions.

In the event that the option provided for under this Article 33 is exercised by Purchaser, the Parties will reestablish a reasonable new Delivery Schedule and cost/fees estimate according to available Launch Services. Other affected terms will be modified if required. Except for the foregoing, the terms and conditions of this Contract shall be applicable to the services purchased pursuant to these options.

ARTICLE 34 - RESERVED

ARTICLE 35 - CONFIDENTIAL INFORMATION

As used herein, “Confidential Information” means any computer programs, technical or business information, concepts, data or other intangible information furnished under this Contract by either one of the parties (the “furnishing party”) to the other party (the “receiving party”) by way of documents, tapes, or other tangible media of expression marked “Confidential” or “Proprietary” or the equivalent. The receiving party shall not acquire title hereunder to any Confidential Information furnished to it and shall for a period of three (3) years from the date of termination of this Contract (a) treat such information with the same degree of care to protect it against unauthorized disclosure as it treats its own confidential information of like character and, in no event, with less than a reasonable degree of care, (b) not undertake to disclose such Confidential Information to anyone other than its affiliates and its or their employees, representatives, agents, consultants and subcontractors who are reasonably deemed to have a need to be provided with it, (c) not undertake to use such Confidential Information except for furthering the purposes of its being furnished under this Contract, (d) take reasonable precautions to assure that every authorized recipient of such Confidential Information is advised of the restrictions imposed hereby on its disclosure and use, (e) if the Confidential Information is software in object code form, not modify, decompile, disassemble, translate or reverse engineer the software in whole or in part. The foregoing provisions of this Article relating to Confidential Information shall not apply to any information acquired by the receiving party or an affiliate and which, whether or not it is, or is the same in content as, Confidential Information, (f) was previously known to such party or affiliate free of obligation to keep it confidential, (g) is or becomes generally available to the public through no improper means imputable to such party or affiliate, (h) was independently developed by such party or affiliate, (i) was lawfully acquired by such party or affiliate from a third party without known restriction on disclosure, or (j) is the same as information disclosed by the furnishing party to others without taking reasonable precautions to preserve the confidentiality of such information, or (k) the receiving party is finally required to disclose by a court or other tribunal of competent jurisdiction, provided that the receiving party shall give the furnishing party timely notice of, and cooperate with it, if requested, in opposing, any such requirement. Neither party shall regard as confidential or proprietary any information disclosed by it to the other which is not Confidential Information as such is defined in this Article.

ARTICLE 36 - RIGHTS IN DATA

36.1	Deliverable Data

Contractor shall retain all rights, title and interest in any intangible Contractor data utilized or developed by Contractor during the performance of this Contract. Purchaser’s officers, directors, agents, affiliates, employees, consultants and representatives shall have the nonexclusive right to use the Deliverable Data for purposes related to the Satellite ordered hereunder and for no other purpose. Purchaser’s officers, directors, agents, affiliates, employees, consultants, and representatives shall treat as specified in Article 35 hereof all Deliverable Data which is Confidential Information as that term is defined in Article 35.

36.2	Other Data

All other intangible data marked confidential to which Purchaser may have access to in the course of Contractor’s performance of this Contract shall, if it qualifies as Confidential Information, remain the property of Contractor or its subcontractors and shall be treated as specified in Article 35 hereof and shall be used solely by Purchaser for purposes related to the Satellite ordered hereunder.

36.3	No Additional Obligation

Nothing contained in this Article shall require Contractor to provide any data beyond that set forth in Exhibit A unless required to fulfill the obligations of this Contract.

ARTICLE 37 - PUBLIC RELEASE OF INFORMATION

Within a reasonable time prior to the issuance of news releases, articles, brochures, advertisements, prepared speeches and other information releases concerning the work performed hereunder by Contractor, a subcontractor or any employee or a consultant of either, Contractor shall seek to obtain the written approval of Purchaser concerning the content and timing of such releases. Without such written approval, which Purchaser is under no obligation to provide, there shall be no such release of information.

Contractor shall make no use of any identification of Purchaser or its affiliated companies in its advertising or promotional efforts in reference to activities undertaken by Contractor under this agreement without Purchaser’s prior written consent. The term “identification” includes any trade name, trademark, service mark, insignia, symbol, or any simulation thereof, and any code, drawing, specification, or evidence of Purchaser’s inspection. This Article does not modify Article 35 of this Contract.

ARTICLE 38 - NOTICES

38.1	Written Notification

Any notice(s) or correspondence required or permitted to be given or made hereunder shall be in writing (except where oral notice is specifically authorized). Wherever one Party is required or permitted to give written notice to the other pursuant to this Contract, such notice(s) shall be deemed to be duly given on the earliest of (i) actual receipt, irrespective of whether sent by post, cable, facsimile transmission, overnight courier or other method, or (ii) on the seventh (7th) day after the mailing by registered or certified mail, return receipt requested, postage prepaid and addressed as follows.

All notices, reports and invoices to be provided to the Purchaser under this Contract shall be delivered to the appropriate Intelsat entities as follows:

Applicable Notices, Reports & Invoices	Receiving Purchaser Entity and Address
Original Contract Notices	Intelsat LLC
c/o Intelsat (Bermuda), Ltd.
Attn: *****
Director of Contracts
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke, HM 08
Bermuda

Telephone: *****
Facsimile: *****

Copies of Contract Notices	Intelsat Global Service Corporation
Copy of Invoices	Attn: *****
All Contract Correspondence	Major Programs Department (Mail Stop 25)
3400 International Drive, N.W.
Washington D.C. 20008-3098
U.S.A.

Telephone: *****
Facsimile: *****

Copies of Contract Notices	Intelsat Spacecraft Program Office (ISPO)
Deliverable Data*	Attn: *****
3825 Fabian Way

Palo Alto, California 94303
U.S.A.

Deliverable Data*	Intelsat Global Service Corporation
Export Compliance Dept (Mail Stop 33A)
3400 International Drive, N.W.
Washington D.C. 20008-3098
U.S.A.

Telephone: (202) 944-3256

*	The Contractor shall provide to Intelsat Global Service Corporation and ISPO-PA the requisite number of copies of Deliverable Data as specified in Exhibit A.

In the case of Contractor:
Space Systems/Loral, Inc.
3825 Fabian Way
Palo Alto, CA 94303-4697
Attn: *****
Mail Station
Telephone No.: *****
Facsimile No.: *****
With a separately delivered copy to:
***** Telephone No.: ***** Facsimile No.: *****

38.2	Change of Address

Either Party from time to time may change its notice address and/or the Parties to be notified by giving the other Party written notice (as provided above) of the new address and/or Parties and the date upon which the change shall become effective.

ARTICLE 39 - INSURANCE

39.1	Risk Insurance Aspects.

Contractor shall obtain Launch Risk Management Insurance coverage for the Satellite. The sum insured under such Launch Risk Management Insurance shall be equal to the lesser of (i) ***** or (ii) Purchaser’s actual, declared insurable interest in the Satellite. Such insurance commitment shall provide coverage for Launch, commissioning and in-orbit operation through 180 days after Intentional Ignition of the Launch Vehicle to cover both partial and total losses. Purchaser (or a designated Affiliate) shall be the named insured and loss payee on the policy, which shall include the following terms:

•	Intentional Ignition plus 180-days coverage period.

•	*****

•	*****
•	*****
•	*****

If Contractor fails to furnish on or prior to the Closing the insurance commitment as set forth in Section 2.5(c) of the APA, as Purchaser’s sole remedy for such failure, Purchaser’s obligation to pay ***** for Launch Services and Launch Risk Management Insurance, as set forth in Article 4.1 hereof, shall be reduced by an amount equal to Purchaser’s out of pocket costs incurred in obtaining its own policy on such terms, if and to the extent such costs exceed ***** and Contractor shall have no further obligation to provide Launch Risk Management Insurance under the Contract.

Subject to Purchaser’s fulfillment of its payment obligation as set forth in Article 4.1 and Article 5 hereof, Contractor shall obtain the Launch Risk Management Insurance policy with Purchaser as the named insured and loss payee under the policy effective as of Intentional Ignition of the Launch Vehicle.

After Intentional Ignition of the Launch Vehicle for the Satellite, Contractor’s sole obligation with respect to Launch Risk Management Insurance shall be to provide reasonable support to Purchaser in connection with claims, if any, under the applicable insurance policy.

39.2	Third Party Indemnity Insurance

Notwithstanding Article 20.1, Indemnity, with respect to third party indemnity liability insurance for claims arising out of the Launch of the Satellite, Contractor shall insure Purchaser against third party claims to the same extent as Contractor is insured but in no event less than ***** or whatever amount is required at the time of Launch, per Launch. Such insurance proceeds shall be Purchaser’s sole compensation for third party claims arising out of the Launch of the Satellite.

39.3	Other Indemnity Aspects

Contractor shall maintain and cause Contractor’s subcontractors to maintain during the term of this Contract: (1) Workers compensation insurance as prescribed by the law of the state or nation in which the work is performed, (2) employer’s liability insurance with limits of at least five hundred thousand dollars ($500,000) for each occurrence; (3) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least one million dollars ($1,000,000) combined single limit for bodily injury and property damage for each occurrence, (4) umbrella/excess liability insurance in the amount of twenty million dollars ($20,000,000) (5) Comprehensive General Liability (“CGL”) insurance, including Blanket Contractual Liability and Broad Form Property damage, with limits of at least one occurrence; (6) if the furnishing to Purchaser (by sale or otherwise) of products or material is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of one million dollars ($1,000,000) for each occurrence; (7) aircraft product liability, including coverage of Satellites, in the amount of two hundred fifty million dollars ($250,000,000) and (8) General earthquake insurance coverage in the amount of twenty five million dollars ($25,000,000). All CGL insurance, earthquake insurance, aircraft product liability insurance and umbrella coverage shall designate Purchaser.

Contractor and Contractor’s subcontractors shall furnish, upon request, certificates or adequate proof of the foregoing insurance as specified in this Article 39 within thirty (30) days after execution of this Contract, including, if specifically requested by Purchaser, copies of the endorsements and insurance policies as well as the undertaking to refund directly to Purchaser any amounts paid in connection with any Satellite or its Launch in the event a refund is payable by Contractor due to a Force Majeure event, including the destruction of a Satellite in an earthquake. Purchaser shall be notified in writing at least thirty (30) days prior to cancellation of or any change in the policy.

Contractor agrees to use reasonable efforts such that Contractor, Contractor’s insurer(s), and anyone claiming by, through, under or in Contractor’s behalf shall have no claim, right of action, or right of subrogation against Purchaser and its customers based on any loss or liability insured under the foregoing insurance.

39.4	Financial Resources

Contractor shall provide its annual audited financial statements, and quarterly financial statements certified by Contractor’s Vice President and CFO as such are provided to Contractor’s banks to Purchaser as they become available. Audited financial statements shall be certified by a major independent accounting firm.

ARTICLE 40 - ORDER OF PRECEDENCE

In the event of conflict between this Contract and the Exhibits hereto, the following order of decreasing precedence shall apply:

Contract Terms and Conditions

Exhibit A - Statement of Work
Exhibit B - System Performance Specification
Exhibit C - Product Quality Assurance Plan
Exhibit D - Spacecraft Test Plan
Exhibit E - Communications Simulator Specification (option)
Exhibit F - Dynamic Simulator Specification (option)

ARTICLE 41 - GENERAL

41.1	Limitation of Liability

EXCEPT AS PROVIDED FOR IN ARTICLES 19 AND 20 OF THIS CONTRACT AND EXCEPT IN THE-CASE OF WILLFUL MIS-CONDUCT, CONTRACTOR SHALL NOT BE LIABLE DIRECTLY OR INDIRECTLY TO PURCHASER OR TO PERMITTED ASSIGNEES OR SUCCESSORS FOR ANY AMOUNTS (INCLUDING ANY SUCH AMOUNTS CLAIMED BY THIRD PARTIES) REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS, OR INDIRECT, SPECIAL EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS CONTRACT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH OR RELATED TO THE USE OF ANY ITEMS OR SERVICES FURNISHED HEREUNDER, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND

STRICT LIABILITY), STATUTES OR ANY OTHER LEGAL THEORY. CONTRACTOR’S CUMULATIVE LIABILITY FOR ALL CAUSES WILL NOT EXCEED THE CONTRACT VALUE, AS MAY BE AMENDED FROM TIME TO TIME.

41.2	Severability

If any provision of this Contract is declared or found to be illegal, unenforceable or void, the Parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Contract is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

41.3	Waiver

No delay or omission by either Party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. No payment of money by any person or entity shall be construed as a waiver of any right or power under this Contract. A waiver by any Party of any of the covenants, conditions or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or contract herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced.

41.4	Gender: Captions

As used herein, the singular shall include the plural and the plural may refer to only the singular. The use of any gender shall be applicable to all genders. The captions contained herein are for purposes of convenience only and are not a part of this Contract.

41.5	Relationships of the Parties

It is expressly understood that Contractor, on the one hand, and Purchaser, on the other hand, intend by this Contract to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Neither Contractor, on the one hand, nor Purchaser, on the other hand, shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party hereto for any purpose whatsoever.

41.6	Reserved

41.7	Compliance With Laws

Contractor and all persons furnished by Contractor shall comply at their own expense with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including those relating to the use of chlorofluorocarbons, and including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Contract. Contractor agrees to indemnify, defend (at Purchaser’s request) and save harmless Purchaser, its affiliates, and each of their officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorney’s fees) that arise out of or result from any failure to do so.

41.8	Review of Applications

The Contractor shall review with Purchaser any application the Contractor makes to any government, department, agency, or entity for any approval, permit, license, or agreement, as may be required for export of the Services or products, prior to submission of such application. The Contractor shall provide Purchaser a minimum of five (5) business days to review such application prior to submission to such governmental entity, and the Contractor shall in good faith consider any comments and proposed revisions made by Intelsat for incorporation into such application. Purchaser shall reasonably cooperate with the Contractor in the Contractor’s efforts to procure all such approvals, permits, licenses, and agreements.

41.8	Construction

This Contract, the Exhibits and the Attachment(s) hereto have been drafted jointly by the Parties and in the event of any ambiguities in the language hereof, there shall be no inference drawn in favor or against either Party.

41.9	“Including”

Whenever the terms “including” or “include” are used in this Contract in connection with a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect), that list shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive list of, the items within that classification.

41.10	Counterparts

This Contract may be signed in any number of counterparts with the same effect as if the signature(s) on each counterpart were upon the same instrument.

41.11	Applicable Law

This Contract shall be interpreted, construed and governed, and the rights of the Parties shall be determined, in all respects, according to the laws of the State of New York without regard to its conflicts of laws rules or the UN Convention for International Sales of Goods.

41.12	Survival

Termination or expiration of this Contract for any reason shall not release either Party from any liabilities or obligations set forth in this Contract which (i) the Parties have expressly agreed shall survive any such termination or expiration, including the obligations in Articles 15,19, 20, 26, 27, 35 and 36 or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

41.13	Assignment

This Contract shall be binding on and inure to the benefit of the Parties and their respective successors and assigns.

Except as otherwise provided herein, this Contract may not be assigned, either in whole or in part, by either Party without the express written approval of the other Party; provided that such approval shall not be unreasonably withheld and provided further that this Article 41.13 does not restrict Contractor from utilizing subsidiaries, its other divisions or stockholder companies to manufacture subsystems or components of the Satellites or other hardware, nor does it restrict Purchaser from assigning this Contract to an entity that, directly or indirectly, controls, is controlled by or is under common control with Purchaser. Either Party may assign security interests in their respective rights hereunder to lenders that provide financing for the performance by such Party under this Contract.

Notwithstanding the foregoing, it shall be unreasonable for Contractor to withhold its approval of any assignment to a third party with a triple B or better financial rating, provided that such assignee reasonably demonstrates its ability to operate and maintain, itself or through a third party, the Satellite ordered hereunder and, if applicable, such assignment shall be in accordance with applicable U.S. export laws.

ARTICLE 42 - ISO 9000 Certification

Purchaser recognizes that Contractor is an ISO 9000 registered supplier of goods and services. Therefore, under this Contract, Contractor shall have the portion of Contractor’s quality system that applies to the material and services covered under this Agreement registered to the then current and applicable ISO 9000 series. Such registration must be made by a third party registrar(s) accredited in any one the following countries: The United States of America; and the countries the European Community. Contractor shall, at Purchaser’s request, provide Purchaser’s representative indicated below a copy of the appropriate certificate(s) of registration issued by such third party accredited registrar(s). Contractor shall also maintain such certificate(s) of registration through appropriate assessments by such third party accredited registrar(s) and provide to Purchaser’s representative any applicable updated certificate(s) or notifications of failure to pass a surveillance or full registration audit. Notwithstanding any other provision of this Contract, if Contractor fails, for any reason, to obtain or maintain or provide to Purchaser such certificate(s) of registration as set forth above, Purchaser shall have the right, and without any cost to or liability or obligation of Purchaser, to terminate this Contract. Purchaser’s representative for ISO 9000 purposes is:.

ARTICLE 43 - CFC PACKAGING

Contractor warrants that all packaging materials furnished under this Contract and all packaging associated with material furnished under this Contract were not manufactured using and do not contain chlorofluorocarbons. “Packaging” means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Contractor shall indemnify and hold Purchaser harmless for any liability, fine or penalty incurred by Purchaser to any third party or governmental agency arising out of Purchaser’s good faith reliance upon said warranty.

ARTICLE 44 - OZONE DEPLETING SUBSTANCES LABELING

Contractor warrants and certifies that all products, including packaging and packaging components, provided to Purchaser under this Contract have been accurately labeled, in accordance with the requirements of 40

CFR Part 82 entitled “Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances.” Contractor agrees to indemnify, defend and save harmless Purchaser, its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties, and expenses (including reasonable attorneys’ fees) that may be sustained by reason of Contractor’s non-compliance with such applicable law or the terms of this warranty and certification.

ARTICLE 45 - HEAVY METALS IN PACKAGING

Contractor warrants to Purchaser that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Purchaser under this Contract. Contractor further warrants to Purchaser that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Purchaser under this Contract does not exceed 100 parts per million. Upon request, Contractor shall provide to Purchaser Certificates of Compliance certifying that the packaging and/or packaging components provided under this Contract are in compliance with the requirements set forth above in this clause. Contractor shall indemnify and hold Purchaser harmless for any liability, fine or penalty incurred by Purchaser to any third party or governmental agency arising out of Purchaser’s good faith reliance upon said warranties or any Certificates of Compliance.

ARTICLE 46 - RESERVED

ARTICLE 47 - FCC REGISTRATION

When Deliverable Items furnished under this Contract are subject to Part 68 of the Federal Communications Commission’s Rules and Regulations, as amended from time to time, Contractor warrants that such Deliverable Items furnished hereunder are registered under and comply with Part 68 of the Federal Communications Commission’s Rules and Regulations, including, but not limited to, all labeling and customer instruction requirements.

ARTICLE 48 - HARMONY

Contractor shall be responsible for the harmonious relations of its employees and agents with other contractors or consultants working for Purchaser.

ARTICLE 49 - NONEXCLUSIVE RIGHTS

This Contract does not grant Contractor an exclusive privilege to provide all the goods and services which Purchaser may require, and Purchaser may contract with other contractors for the procurement of the same or comparable goods and services.

ARTICLE 50 - QUALITY SYSTEM AUDIT

Contractor agrees to permit Purchaser or its agent to conduct an initial and any subsequently required on-site Quality System Audits not to exceed one (1) per calendar year of the Contractor’s Quality System and to the extent possible certain subcontractors of Contractor in accordance with Exhibit C. Such evaluation shall assess the conformance to and documentation of the various elements that comprise a functioning quality system. Such elements are defined in Exhibit C. Contractor agrees to respond to any documented deficiencies within twenty (20) business days, after receipt of documented deficiencies, with a written corrective action plan detailing Contractor’s efforts to correct such deficiencies. In addition, Contractor will also allow Purchaser to review Contractor’s records of Quality System Audits it has or may perform on its own behalf on its subcontractors.

ARTICLE 51-AUDIT

With the exception of prices fixed by this Agreement, Supplier shall maintain accurate and complete records including a physical inventory, if applicable, of all costs incurred under this Agreement which may affect:

A.	verification, redetermination, or revision of prices under this Agreement

B.	termination charges payable by Purchaser under this Agreement

C.	all costs incurred for tooling under this Agreement

D.	all hours of direct labor employees engaged in work for which payment under this Agreement or as specified in a “price schedule” is to be computed on the basis of actual hours worked, at a fixed rate per hour or other unit of time under this Agreement.

E.	other direct costs payable by Purchaser under this Agreement

These records shall be maintained in accordance with recognized commercial accounting practices so they may be readily audited and shall be held until costs have been finally determined under this Agreement and payment or final adjustment of payment, as the case may be, has been made. Contractor shall permit an accounting firm, mutually agreed upon between Contractor and Purchaser, to examine and audit these records and all supporting records at all reasonable times. Audits shall be made not later than three calendar year after the final delivery date of all Deliverables hereunder and payment of the final invoice for completion of IOT.

ARTICLE 52 - RELEASES VOID

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this Contract, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

ARTICLE 53 -TRAINING

Contractor shall provide instructors and the necessary instructional material in Contractor’s standard format to train Purchaser’s personnel, and Purchaser shall provide personnel in accordance with Exhibit A, Statement of Work attached hereto.

ARTICLE 54 - WORK HEREUNDER

It is understood that visits by Contractor’s representatives or Contractor’s contractors’ representatives for inspection, adjustment or other similar purposes in connection with Deliverable Items purchased hereunder shall for all purposes be deemed “work hereunder” and shall be at no charge to Purchaser unless otherwise agreed in writing by Purchaser.

ARTICLE 55 - DURATION

All work under this Contract shall continue, as specified elsewhere herein, for fifteen (15) years after Acceptance of the Satellite ordered hereunder.

ARTICLE 56 - CHANGES IN SCOPE

Purchaser may, at any time, by written notice of its Contract Manager, advise Contractor of Purchaser’s intent to make changes in, additions to, or deductions from, the general scope of the work hereunder. If such intended changes cause an increase or decrease in the amount or character of the purchases under this Contract, or in the time required for its performance, Contractor shall within twenty (20) business days of Purchaser’s written change notice, submit a proposal to Purchaser, specifying the impact of such change on the price of Deliverable Items or the time required for performance. Purchaser shall within twenty (20) business days of receipt of proposal, either (a) accept the proposal, in which event Purchaser shall issue a written change order directing the Contractor to make the changes or (b) advise Contractor not to perform the change in which event Contractor shall proceed with the original work. Notwithstanding the foregoing, Purchaser shall not pay for any changes required in order for the Contractor to meet the performance specifications and requirements of this Contract, unless the Contractor’s inability to meet such performance specifications and requirements without a change solely is attributable to Purchaser.

ARTICLE 57 - MATERIAL TESTING

In addition to tests requested by Purchaser as set forth in Exhibit D, the Contractor is responsible for the performance of standard factory production tests as described in the Contractor’s quality assurance documentation. Such tests shall be performed in accordance with the Contractor’s normal testing and quality control procedures, which shall be subject to the review by Purchaser’s Quality Assurance Representative, for Deliverable Items of the type purchased hereunder in order to insure that the Deliverable Items provided hereunder meet all applicable specifications. The Contractor shall furnish a copy of its test plans and quality control procedures to Purchaser prior to initiating any such testing and Purchaser may witness any of the testing by giving prior notice to the Contractor. The Contractor also agrees to maintain detailed records of all such tests and to provide Purchaser, if requested, with written results of these tests.

It is agreed that this Contract does not grant the Contractor any exclusive privilege to repair any or all of the ground Deliverable Items purchased hereunder. Purchaser may contract with others for these services.

All transportation costs and risk of in-transit loss or damage for ground Deliverable Items returned to the Contractor for repair under this Article, and all transportation costs associated with the return of such repaired and replacement ground Deliverable Items to Purchaser will be borne by Contractor. The title and risk of in-transit loss and damage for shipment shall transfer to Contractor upon delivery of such

Deliverable Items to the shipping carrier by Purchaser, and title and risk of in-transit loss and damage shall transfer back to Purchaser for returned, repaired or replacement ground Deliverable Items upon receipt of such Deliverable Items by Purchaser.

ARTICLE 58 - REPAIR PROCEDURES

Purchaser shall furnish the following information with ground Deliverable Items returned to the Contractor for repair: (a) complete address of Purchaser location returning the ground Deliverable Items, (b) the name(s) and telephone number(s) of Purchaser employee(s) to contract in case of questions about the ground Deliverable Items to be repaired, (c) “ship to” address for return of repaired ground Deliverable Items if different from that in (a) above, (d) a complete list of ground Deliverable Items returned, (e) the nature of the defect or failure, if known, and (f) whether or not returned ground Deliverable Items is under warranty.

ARTICLE 59 - SUPERVISION

During the entire acceptance testing period of ground Deliverable Items, the Contractor shall maintain at the Satellite Control Facilities, a competent Systems Engineer, at a minimum, experienced in all aspects of ground control hardware and software provided by the Contractor.

ARTICLE 60 - MARKING

A.	All ground Deliverable Items furnished hereunder shall be marked for identification purposes as follows:

(1)	Contractor Name

(2)	Contractor Model/Serial Number;

(3)	Month and Year of Manufacture

(4)	Any Other Identification Which Might be Requested by Purchaser.

B.	The items comprising the Satellite shall be marked in accordance with the identification traceability system the Contractor customarily uses in connection with the sale of the Satellite. In addition, for information only, Contractor shall provide Purchaser with a copy of Contractor’s identification traceability system.

ARTICLE 61 - LABOR RELATIONS

Contractor shall be responsible for its own labor relations with any trade or union represented among its employees and shall negotiate and be responsible for adjusting all disputes between itself and its employees or any union representing such employees. The provisions of this Article shall be extended by Contractor to all subcontractors hereunder. Contractor shall immediately notify Purchaser if Contractor has knowledge of any actual or potential labor dispute which is delaying or could delay the timely performance of this Contract. If any dispute, work stoppage or strike should occur, the Contractor agrees to make all efforts and take all action necessary to immediately settle the matter.

ARTICLE 62 - SUSPENSION OF WORK

A.	Purchaser may suspend, delay or interrupt all or any portion of the work at any time for a period of time determined by Purchaser to be appropriate for the convenience of Purchaser. If the performance of all or any part of the work is, for an unreasonable amount of time, suspended, delayed, or interrupted by an act of Purchaser in the administration of this Contract, or by its failure to act within the time specified in this Contract (or if no time is specified, within a reasonable time), an adjustment shall be made to the Delivery Schedules specified herein and, subject to the Contractor providing documentation of additional costs to the reasonable satisfaction of Purchaser, for any increase in the cost of performance of this Contract (including fee) necessarily caused solely by such unreasonable suspension, delay, or interruption and the Contract shall be modified in writing accordingly.

B.	However, no adjustment shall be made under this Article for any suspension, delay, or interruption (1) if performance would have been so suspended, delayed or interrupted by any other cause, including the fault or negligence of the Contractor or (2) for which an equitable adjustment is provided or excluded under any other provision of this Contract.

C.	Any claim for adjustment under this Article must be asserted in writing within thirty (30) calendar days after the termination of such suspension, delay or interruption.

ARTICLE 63 - TRANSFER OF SOFTWARE AND LICENSE BY PURCHASER

Purchaser, subject to U.S. Export Laws if applicable, may transfer to a transferee Deliverable Items delivered by Contractor under this Contract, Software delivered with such Deliverable Items and Purchaser’s license for such Software provided such transfer is permitted by the licensor if other than Contractor, and such transferee executes a written license contract with Contractor. Contractor shall not unreasonably withhold its consent to such transfer. Contractor shall use its best efforts to obtain a third party licensor’s consent to a transfer.

ARTICLE 64 - RESERVED

ARTICLE 65 - RIGHT OF ENTRY AND PLANT RULES

Each Party shall have the right to enter the premises of the other Party during normal business hours with respect to the performance of this Contract, subject to all plant rules and regulations, security regulations and procedures and U.S. Government clearance and export requirements if applicable. Contractor shall become acquainted with conditions governing the delivery, receipt and storage of materials at the site of the work so that Contractor will not interfere with Purchaser’s operations. Storage space will not necessarily be provided adjacent to the site of the work. Therefore, Contractor shall be expected to select, uncrate, remove and transport materials from the storage areas provided. Purchaser is not responsible for the safekeeping of Contractor’s property on Purchaser’s premises. Contractor shall not stop, delay or interfere with Purchaser’s work schedule without the prior approval of Purchaser’s representative. Contractor shall provide and maintain sufficient covering and take any other precautions necessary to protect Purchaser’s stock, equipment and other property from damage due to Contractor’s performance of the work.

ARTICLE 66 - WORK DONE BY OTHERS

If any part of the work connected with the Deliverable Items ordered hereunder, is dependent upon work done by others, Contractor shall inspect and promptly report to Purchaser’s representative any defect that renders such other work unsuitable for Contractor’s proper performance.

ARTICLE 67 - PROGRAM MANAGEMENT AND PROGRAM MASTER SCHEDULE

A.	The Contractor shall establish a Program Organization Chart which shall designate personnel to staff the Program Management Office. The Program Organization Chart shall be submitted to Purchaser within ten (10) business days of the signing of this Contract. Revisions to this Chart shall be furnished to Purchaser within ten (10) business days after such revisions have been officially authorized by Contractor.

B.	A Program Master Schedule shall be used as the basis for program control and reporting during the performance of this Contract. A copy of this Master Schedule shall be submitted to Purchaser within ten (10) business days of the signing date of this Contract and any subsequent revisions to the Program Master Schedule, as authorized by the Contractor’s Program Manager, shall also be submitted to Purchaser within twenty (20) business days of such revision.

ARTICLE 68 - MEETINGS, PRESENTATIONS, SCHEDULE UPDATES AND REPORTS

A.	Meetings and Presentations - In addition to any other meetings called for under the provisions of this Contract, Contractor shall provide the personnel, facilities, materials and support required to conduct the following periodic meetings and presentations:

1.	Informal Project Manager meetings.

2.	Informal Technical/Schedule Review meetings with Purchaser’s representatives (approximately weekly)

3.	Quarterly Program Level, Summary, and Executive Reviews.

The format and content and attendees of all meetings specified in this Contract, including all of the Exhibits hereto, shall be mutually agreed between Purchaser and Contractor. Copies of documents used during these meetings shall be furnished to Purchaser concurrently therewith.

Meetings shall be conducted for Purchaser’s management personnel as may be deemed appropriate by Purchaser. The Contractor shall be represented by its Program Manager and such other personnel as are specifically required to support the particular presentation. All periodic meetings shall be held at a site to be mutually agreed upon between the two parties.

B.	Reports - The Contractor shall prepare and deliver to the site(s) designated by Purchaser a minimum of ten copies of the Quarterly Progress and Status Reports. The Quarterly Progress and

Status Reports shall summarize the progress of the work to date, give present status of items to be delivered and plans for completing the work remaining to be performed. To the extent the Contractor’s subcontractors are required to submit progress letters and status reports to the Contractor, the Contractor shall summarize such reports including significant information therein in the next report whether it be monthly or quarterly.

C.	Schedule Updates - The Contractor shall deliver monthly progress reports and schedule updates covering all program events and/or activities completed, rescheduled, or deleted or added and a forecast of even completion to the end of this Contract on a monthly basis. These updates shall be substantially illustrated in Exhibit A.

ARTICLE 69 - COMPATIBILITY WITH THE LAUNCH VEHICLES

The Contractor shall closely monitor the development of the applicable Launch Vehicle as necessary to assure that the Satellite ordered hereunder and associated support equipment are fully compatible with the specifications for such Launch Vehicle. In the event that any changes are made to such Launch Vehicle that affect this compatibility, Contractor shall promptly identify the impact of such changes and propose to Purchaser any necessary changes in the Satellite, and associated support equipment.

ARTICLE 70 - DOCUMENTATION

Contractor agrees to furnish all documentation applicable to Deliverable Items furnished hereunder, to timely update documentation to reflect changes to Deliverable Items. Purchaser may reproduce such documentation for use with Deliverable Items furnished hereunder. At a minimum, the Contractor shall furnish the type and quantity of documentation described in Exhibit A, attached hereto and made a part hereof, at the times therein required. Whether or not specifically required by Exhibit A, the Contractor shall, with each shipment by Contractor to Purchaser, include all manuals covering the installation, operation and maintenance of the Deliverable Items shipped.

70.1	Marking ITAR Controlled Data. The following process shall apply only to deliverable data and information provided hereunder which has not been previously provided under this Contract (documentation and information first generated after the Closing date).

70.1.1	Contractor agrees to mark all ITAR controlled data and documentation appropriately before providing it to Purchaser. Purchase shall not be relieved of its obligations under the ITAR regarding the retransfer of data and documentation provided by Contractor regardless of any Contractor markings (or lack thereof).

70.1.2	Subject to paragraph 70.1.3 below, Contractor shall provide ITAR controlled technical data (as that term is defined in the ITAR) to the Program Manager, Intelsat Satellite Program Office, and to the Director, Office of Import/Export Controls, Washington, D.C; and shall mark the data as follows:

“This document contains technical data (22 CFR 120.10) and is subject to the control of the International Traffic in Arms Regulations 22 CFR 120-130.”

70.1.3	To the extent that Contractor provides any ITAR controlled data that is “detailed design and manufacturing know-how data” as defined in Intelsat Global Service Corporation’s Technical Assistance Agreement TA 1377-01 the Contractor shall only provide such controlled data to:

Jean Paul Berges
Director, Intelsat Satellite Program Office
Palo Alto, California
and
Patrick Donovan
Director, Office of Import/Export Controls
Intelsat Global Service Corporation
Washington, D.C. 20008

Such controlled data shall be marked as follows:

“This document contains Technical Data (22 CFR 120.10) that may only be released to U.S. persons as defined in 22 CFR 120.15.”

ARTICLE 71 - REPAIR/REPLACEMENT PARTS - CONTINUING AVAILABILITY

Contractor agrees to offer parts for maintenance, replacement, and repair of the ground Deliverable Items for sale to Purchaser, for the term of this Contract as set forth in Article 55 - Duration, after the applicable warranty period, which parts will be compatible with and functionally equivalent to those provided under this Contract. In the event Contractor is unable to obtain another source of supply for Purchaser, Contractor will use its best efforts to provide Purchaser without obligation or charge to Purchaser, with the technical information and any other rights required so that Purchaser can manufacture, have manufactured or obtain such parts from other sources.

The technical information shall include for example, (a) manufacturing drawings and specifications of raw materials and components comprising such parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available parts and components purchased by Contractor on the open market disclosing the part number, name and location of the contractor and price lists for the purchase thereof, and (d) one complete copy of the then current source code used in the preparation of any software licensed or otherwise acquired by Purchaser from Contractor hereunder.

ARTICLE 72 - TECHNICAL SUPPORT

Purchaser shall be entitled to ongoing technical support, including field service and assistance if and when required by Purchaser for a period of ninety (90) calendar days from the date of final acceptance, for the ground Deliverable Items installed by Contractor at the Satellite Control Facilities, provided however, that the availability or performance of this technical support service shall not be construed as altering or affecting the Contractor’s obligations as set forth in Article 15 - Warranty or as elsewhere provided in this Contract.

ARTICLE 73 - LICENSE OF SOFTWARE AND LICENSE TERM

Contractor hereby grants to Purchaser a nonexclusive license to use the Software, including all media on which it may be recorded or stored. The term “Software” means any computer software programs, firmware and related documentation specified as a Deliverable Item under the Contract. Throughout this Contract, “use” shall mean use by any individual having authorized access to any computer on which the Software is operated and shall include employees of Purchaser, its agents, representatives or contractors (subject to U.S. export restrictions, if applicable). Purchaser shall not be required to obtain any agreement for use of any program or software derived from Software; provided, however, Contractor shall use its best efforts to obtain any third party licensor’s agreement to grant this right to Purchaser.

The term shall be effective from the date of Purchaser’s acceptance of the Software and shall remain in effect until the use of the Software, as it may have been updated or enhanced by Contractor from time to time, is permanently discontinued by Purchaser under the terms of the Contract.

ARTICLE 74 - SOFTWARE MAINTENANCE AND MODIFICATIONS

Contractor shall promptly furnish to Purchaser during the term of the Contract, at Contractor’s then current charge, if any, all Software enhancements, new releases, product improvements, system modifications and updates (“Enhancements”) made available by Contractor to any of its customers. All such Enhancements shall be considered Software subject to the terms and conditions of the Contract. Purchaser may incorporate the Enhancements into the Software or continue using previous versions of the Software, at Purchaser’s option. Purchaser may, at any time and at its discretion, discontinue maintenance of the Software. Purchaser shall have the right to modify the Software. Purchaser shall have all right, title and interest in and to any such modifications. Should Purchaser not maintain the Software or use the currant version thereof, or should Purchaser modify the Software unilaterally, Contractor shall have no warranty or other liability for any errors or failures resulting directly therefrom.

ARTICLE 75 - SOFTWARE WARRANTY

Contractor warrants to Purchaser that the Software will be free from errors, will conform to and perform in accordance with the specifications, and will function properly during the term of the Contract. Contractor also warrants that there are no copy protection or similar mechanisms within the Software which will interfere with the grants made in this Contract. Contractor also warrants that the media containing the Software will be free from defects in material and workmanship and that the services will be performed in a first class, workmanlike manner. Contractor further warrants that Purchaser shall have quiet enjoyment of the Software during the term of the Contract and that as to Software to which Contractor does not have title, Contractor has a license interest in the Software sufficient to permit the license of the Software to Purchaser and has full right, power and authority to license the Software to Purchaser as provided in the Contract. Contractor also warrants that the Software will be compatible with and may be used in conjunction with other Software as required by Exhibit A. Contractor also warrants that if the Contract states that the Software is to be used in conjunction with certain data processing equipment, the Software shall be compatible with said equipment.

Contractor also warrants that the Software will not, contain any malicious code, program, or other internal component (e.g., software virus, software worm, software time bomb, or similar component), which could damage, destroy, or alter Software, Software media, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner or which could adversely affect the operation of a computer or its memory. Contractor shall immediately advise Purchaser, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Contract may result in the harm described above.

As Purchaser’s sole and exclusive remedies with respect to any breach of the foregoing warranties, if the Software, or any portion thereof is or becomes unusable, totally or in any respect, Contractor will (including, if at all possible for a Satellite) correct errors, defects and nonconformities and restore the Software to error-free conforming condition without additional charge to Purchaser. All warranties shall survive inspection, Acceptance and payment as provided herein.

As to ground system Software, this warranty shall extend for two (2) years from Satellite Acceptance. As to Software embedded in a Launched Satellite, the warranty shall extend for one (1) year from Launch.

Year 2000 Compliance

Contractor represents and warrants that any and all software provided under this Contract, whether integrated into other products or not, is designed to be used prior to, during, and after the calendar year 2000 A. D., and that the software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries of more than one century. Such software shall be Year 2000 Compliant, meaning that the data outside of the range of dates 1900-1999 will be correctly processed in any level of computer hardware of software including, but not limited to, microcode, firmware, application programs, files and databases.

Any software delivered or made available to Purchaser will be Year 2000 Compliant. Contractor warrants and represents that such software is Year 2000 Compliant whether such software is a delivered item to Purchaser hereunder and will continue to be for a period of one year after final delivery to Purchaser. Any such software that is not Year 2000 Compliant is considered a defective software. Contractor shall immediately, and at no charge to Purchaser, repair or replace any defective software with compliant software or any product in which such defective software has been integrated into with a compliant product through the end of the warranty period. This warranty provision takes precedence over all other provisions of this Contract with respect to year 2000 Compliance. Nothing in the warranty provision shall be construed to limit any other rights at law or in equity that Purchaser may have with respect to year 2000 Compliance.

ARTICLE 76 - EXPORT CONTROL

Neither Party will use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Contract except in compliance with U.S. export laws and regulations (the “Export Laws”). Neither Party will, directly or indirectly, export or reexport the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws (a) software or technical data disclosed or provided hereunder; or

(b) the direct product of such software or technical data. Each Party agrees to promptly inform the other Party in writing of any written authorization issued by the U.S. Department of State office of export licensing to export or reexport any such items referenced in (a) or (b). Neither Party will, export or reexport, directly or indirectly, any technical data or software furnished hereunder except in compliance with U.S. export laws and regulations (the “Export Laws”). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Contract or any other related agreement.

ARTICLE 77 — RESERVED

ARTICLE 78 — REGISTRATION OF PURCHASER SATELLITE

In accordance with the Convention on Registration of Objects Launched into Outer Space of the United Nations Organization (UNO), purchaser shall obtain registration of the Satellite through the state which has jurisdiction over the Satellite.

ARTICLE 79 — UTILIZATION OF MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES

It is the policy of Purchaser that Minority and Women-Owned Business Enterprises (MWBEs) shall have the maximum practicable opportunity to participate in the performance of contracts. Contractor agrees to use its best efforts to carry out this policy in the award of subcontracts to the fullest extent consistent with the efficient performance of this Contract.

Contractor agrees to conduct a program which will enable MWBEs to be considered fairly as subcontractors and suppliers under this Contract.

Contractor shall submit to Purchaser semi-annually reports of subcontracting with known MWBEs in the form Purchaser’s Contract Administrator may prescribe. Such periodic reports shall state separately for Minority and for Women-Owned Businesses, the total payments Contractor made to such MWBEs during that period for subcontracted work which is attributable to this Contract.

Contractor further agrees to insert in any Subcontract entered into under this Contract after the Closing which may exceed five million dollars ($5,000,000), provisions which shall conform substantially to this Article UTILIZATION OF MINORITY AND WOMEN-OWNED BUSINESS ENTERPRISES. Nothing in this Article shall affect or diminish the Contractor’s obligations as set forth in the Assignment Article or any other Article of this Contract.

ARTICLE 80 — ATTACHMENTS

The following Attachments are incorporated in this Contract:

Attachment	A	Payment Plan
Attachment	B	Certificate of Spacecraft Final Acceptance and Delivery

ARTICLE 81 — ENTIRE AGREEMENT

This Contract, including all Exhibits and Attachments hereto, represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, supersedes all prior negotiations and agreements with respect to the subject matter hereof, and can be modified, amended, supplemented or changed only by an contract in writing which makes specific reference to this Contract and which is signed by both Contractor and Purchaser.

IN WITNESS THEREOF, the Parties have executed this Contract effective as of the Closing date.

	Space Systems/Loral, Inc.		Intelsat LLC
	(“Contractor”)		(“Intelsat”)

By:	/s/ Janet T. Yeung (Signed)	By:	/s/ Ramu Potarazu (Signed)

	Janet T. Yeung		Ramu Potarazu
	(Typed)		(Typed)

Title:	Vice President	Title:	President,
Intelsat LLC

Intelsat Americas 8 Amended and Restated Contract

Attachment A — Payment Plan

Launch Services Payment Plan

Payment
Number	Date of Payment	Amount Due	Cumulative Amount
*****	*****	*****	*****

(Where “L” is the first day of the July 2004 Launch Month for the Intelsat Americas 8 satellite).

* Payment maybe made directly by Purchaser to the Launch Agency pursuant to the Three Way Agreement between Contractor, Purchaser and the Launch Agency dated 5 March 2004.

Attachment B — Certificate of Spacecraft Final Acceptance and Delivery

CERTIFICATE OF SPACECRAFT FINAL ACCEPTANCE AND DELIVERY	CERTIFICATION NO:
CONTRACT:
DATE:
FLIGHT NO.:
LAUNCH LOCATION:

In accordance with the contract, this document, when signed by the appropriate parties, reflects Intelsat’s and SS/L’s certification that the Delivery and Final Acceptance of the Spacecraft identified herein has occurred and that the Spacecraft conforms to all of the terms andconditions of the Contract except as may be provided hereinbelow under acceptance conditions.

Delivery and Final Acceptance Conditions:

The Intelsat Americas 8 Spacecraft has been Delivered and Final Acceptance is complete with the understanding that the following actions items require closing:

All action items are closed.

There are no open Requests for Waiver affecting the spacecraft.

The dry mass was officially determined by measurement on the calibrated load ring in [location] bulding on [date].

Spacecraft Final Dry Mass:

SS/L Inspected by:	Date:	Intelsat Inspected by:	Date:

SS/L CERTIFICATION:		Intelsat APPROVALS:

Executive Program Director:		Program Director:

Date:		Date:

Contract Manager:		Contract Manager:

Date:		Date:

Intelsat (Bermuda) Ltd.			Date:

Intelsat Americas 8 Satellite Program

EXHIBIT A — STATEMENT OF WORK (SOW)

8 March, 2004

Revision 1

This document contains data and information proprietary to Space Systems/Loral. This data shall not be disclosed, disseminated, or reproduced, in whole or in part, without the express prior written consent of Space Systems/Loral.

**************************************

29 pages of Exhibit A to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Intelsat Americas 8 Satellite Program

EXHIBIT B — Performance Specification
Revision 3
8 January 2004

Prepared for:

Intelsat LLC

Prepared by:

SPACE SYSTEMS/LORAL
3825 Fabian Way
Palo Alto, CA 94303-4604

This document contains data and information proprietary to Space Systems/Loral. This data shall not be disclosed, disseminated, or reproduced, in whole or in part, without the express prior written consent of Space Systems/Loral.

**************************************

84 pages of Exhibit B to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Telstar 8 Satellite Program

EXHIBIT C — PRODUCT QUALITY ASSURANCE PLAN

10 December 1999

Prepared by:

Loral Skynet
500 Hills Drive
Bedminster, NJ 07921

Prepared by:

S PA
3825 Fabian Way
Palo Alto, CA 94303-4604

This document contains data and information proprietary to Space Systems/Loral. This data shall not be disclosed, disseminated, or reproduced, in whole or in part, without the express prior written consent of Space Systems/Loral.

**************************************

89 pages of Exhibit C to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Telstar 8 Satellite Program

EXHIBIT D — Spacecraft Test Plan

30 January 2002

Prepared for:

Loral Skynet
500 Hills Drive
Bedminster, NJ 07921

Prepared by:

S PA
3825 Fabian Way
Palo Alto, CA 94303-4604

This document contains data and information proprietary to Space Systems/Loral. This data shall not be disclosed, disseminated, or reproduced, in whole or in part, without the express prior written consent of Space Systems/Loral.

**************************************

145 pages of Exhibit D to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

spa	E208603 Rev 2

SPACE SYSTEMS/LORAL	DOC CODE SE

3825 Fabian Way	Specification No. E208603 Rev 2
Palo Alto, California 94303-4697
CAGE ODJH2

Performance Specification

For
TELSTAR8
Communication Simulator Unit

Loral Proprietary Information

This data is being furnished pursuant to the provisions of the TELSTAR Purchase Contract. SKYNET shall have the right to duplicate, use or disclose the data to the extent specified in the Purchase Contract.

PROGRAM	PRIME CONTRACT NUMBER
TELSTAR8	J858

Project Engineer	SYSTEMS ENGINEERING MANAGER
Jack Cooper	Ron Pon

GROUND SYSTEM ENG. Supervisor	PRODUCT ASSURANCE
Kam Wong	George Mirabella

PROGRAM OFFICE
Dom Damodharan

PAYLOAD ENGINEER	RELEASE
Anson Lai	DATE Page 1 of 29

Confidential Treatment
Requested by Intelsat, Ltd.

1

***********************************

28 pages of Exhibit E to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

DOC CODE MD
S	Document No. E208303
Revision 1

3825 Fabian Way
Palo Alto, California 94303-4697
CAGE 0DJH2

TELSTAR 8
DYNAMIC SPACECRAFT SIMULATOR
SYSTEM REQUIREMENTS
SPECIFICATION

“Information included herein is controlled under the International Traffic in Arms Regulations (ITAR) by the U.S. Department of State. Export or transfer of this information to a Foreign Person or foreign entity requires an export license issued by the U.S. Department of State or an ITAR exemption prior to the export, transfer or re-export.”

PROGRAM TELSTAR 8	PRIME CONTRACT NUMBER

TELSTAR 8 PMO EXECUTIVE DIRECTOR DATE	SYSTEM SIMULATION SELECTION SUPERVISOR DATE

SOFTWARE ASSURANCE DATE	PROJECT LEAD SYSTEM SIMULATION SECTION DATE

RELEASE
DATE Page 1 of 34

This document contains proprietary information which, except for the written permission of Space
Systems/Loral, shall neither be published, nor disclosed to others, nor used for any purpose other than the evaluation of this document; nor shall the document itself be duplicated in whole or in part.

Confidential Treatment
Requested by Intelsat, Ltd.

1

***********************************

33 pages of Exhibit F to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Document Code: MD
3825 Fabian Way
DOCUMENT:
Palo Alto, California 94303-4697
Revision 1

Skynet

Telemetry Archive and Presentation System

Exhibit G

This system contains data and information proprietary to Space Systems/Loral. The data shall not be disclosed, disseminated, or reproduced, in whole or in part, without the express prior written consent of Space Systems/Loral.

PROGRAM: SKYNET TAPS	PRIME CONTRACT NUMBER:

RELEASE:
DATE: 30 March 2000

Confidential Treatment
Requested by Intelsat, Ltd.

*************************************************

6 pages of Exhibit G to Exhibit 10.36 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.